Exhibit 2.1

PURCHASE AND SALE AGREEMENT

between

PARKWAY 233 NORTH MICHIGAN, LLC

and

HUB PROPERTIES TRUST

May 5, 2011

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”) is made and entered into as of May 5, 2011 by and between Parkway 233 North Michigan, LLC, a Delaware limited liability company (“Seller”), and HUB Properties Trust, a Maryland real estate investment trust (“Buyer”) and for the purposes of agreeing to Section 12.22, Parkway Properties, LP, a Delaware limited partnership (“PPLP”).

WHEREAS, Seller is the owner of a certain parcel of land located at 233 North Michigan Avenue, Chicago, Illinois, which is legally described on Exhibit 1.1 attached hereto (the “Land”);

WHEREAS, there are certain real property improvements in, on or under the Land, including, without limitation, an underground parking garage (collectively, the “Improvements”) (the Land and Improvements are collectively referred to herein as the “Real Property”);

WHEREAS, Seller owns certain items of tangible and intangible personal property used in connection with the operation of the Real Property (collectively “Personal Property”) (the Real Property and Personal Property are collectively referred to herein as the “Project”); and

WHEREAS, Seller desires to sell, transfer, assign and convey to Buyer, and Buyer desires to purchase and acquire from Seller, all of Seller’s right, title and interest in and to the Project pursuant to the terms and conditions set forth herein (the “Transaction”).

NOW, THEREFORE, in consideration of the premises, and the mutual covenants, agreements, representations and warranties contained in this Agreement, and intending to be legally bound, Buyer and Seller agree as follows:

ARTICLE 1
PURCHASE AND SALE

1.1 Purchase and Sale.  Subject to the provisions of, and on the basis of the covenants, agreements, representations and warranties contained in this Agreement, Seller agrees to sell, transfer, assign and convey all of its right, title and interest in and to the Project to Buyer, and Buyer agrees to purchase and acquire the Project from Seller.

1.2 Real Property Identified.  The Real Property shall consist of:

(a) Description of Land.  The real estate legally described in Exhibit 1.1 attached hereto.

(b) Description of Improvements.  The Improvements, all building structures, materials, fixtures, heating, ventilation and air conditioning, plumbing, electric and other systems, canopies, sidewalks, walkways, planters and landscape materials, and all other real property improvements and structures owned by Seller and located in, on or under the Land or otherwise related to, used or available for use in the ownership, operation, management or maintenance of the Real Property.

(c) Rights and Appurtenances.  All and singular, the rights and appurtenances pertaining to the Land, including, but not limited to, any right, title and interest of Seller in and to (1) the land lying in the bed of any street, highway, road or avenue, opened or proposed, public or private, in front of or adjoining the Land, to the center line thereof, (2) any rights of way, appendages, appurtenances, easements, sidewalks, alleys, gores or strips of land adjoining or appurtenant to the Land and used in conjunction therewith, (3) any development rights appurtenant to the Land, (4) any award or payment made or to be made in lieu of any of the foregoing or any portion thereof and any unpaid award for damage to the Land or any of the Improvements by reason of change of grade or closing of any street, road or avenue, and (5) any and all parking rights of  which Seller or the Real Property may have the benefit, whether arising under a declaration of covenants, conditions and restrictions, a reciprocal easement agreement, private contractual agreement with a third party, or otherwise.

1.3 Personal Property Identified.

(a) Description of Tangible Personal Property.  The tangible Personal Property consists of all tangible personal property owned by Seller located on or attached to the Real Property or otherwise used or available for use in the ownership, operation, leasing, management or maintenance of the Project, including, without limitation, all of Seller’s right, title and interest in all equipment, tools, machinery, furniture, furnishings, inventories, spare parts and other tangible personal property located on or attached to the Project.  The tangible Personal Property does not include: (i) software not used exclusively for the ownership, operation, management or maintenance of the Project, (ii) telephone equipment including VOIP phones, (iii) items that contain or include any tradename, trademark or service mark of Seller or its Affiliates (other than the tradenames “Illinois Center” or “Two Illinois Center”, the non exclusive rights, if any, of Seller which shall be assigned to Buyer at Closing), (iv) the printer plotter, (v) John Deere tractor and related tractor equipment, or (vi) any and all personal property owned by the tenants of the Real Property.

(b) Description of Intangible Personal Property.  The intangible Personal Property consists of all intangible personal property owned by Seller and used by Seller in connection with the ownership, operation, leasing, management and maintenance of the Project and includes, without limitation, (i) all assignable guarantees and warranties (including those pertaining to construction of the Improvements, if any); (ii) all assignable development rights, licenses, authorizations and other permits relating to the use, ownership, leasing, management, and maintenance of the Project or the operation thereof; (iii) all assignable contracts, agreements and contract rights; (iv) rights, if any, to use any trade names associated with the Project on a non-exclusive basis (Seller makes no representation or warranty with respect to its right to use such names and has not registered or filed an assumed name certificate for the same in any manner); (v) all leases, tenancies, occupancy agreements, rental agreements, licenses or arrangements applicable to the Project, as amended or modified (collectively, the “Leases”) with tenants; (vi) all lease guaranties; and (vii) all security, damage and other deposits and payments with respect to the Leases and not retained or applied by Seller in accordance with the terms of the Leases prior to the Closing Date (collectively, the “Deposits”).

(c) The parties hereto agree and acknowledge that no portion of the Purchase Price (defined below) is attributable to any of the Personal Property.

ARTICLE 2
PURCHASE PRICE

2.1 Escrow Deposit.  Buyer shall within one (1) business day following the Effective Date deliver to Fidelity National Title Insurance Company (“Title Company”) the sum of Seventeen Million and 00/100 Dollars ($17,000,000.00) (such amount, together with all interest earned thereon, the “Escrow Deposit”) in lawful funds of the United States of America.  Except as otherwise provided in this Agreement, the entire Escrow Deposit shall be non-refundable to Buyer after the expiration of the Inspection Period (defined below). Upon Closing, the entire Escrow Deposit shall be credited toward the Purchase Price.  Title Company is hereby instructed to invest the Escrow Deposit in an interest bearing account with Wells Fargo in the name of Buyer.  Buyer’s taxpayer identification number is 04-6816423.  If this Transaction does not close, then the Escrow Deposit shall be delivered to the party entitled thereto pursuant to the terms and provisions of this Agreement.

2.2 Purchase Price.  Seller agrees to sell, and Buyer agrees to purchase, the Project for a total purchase price equal to One Hundred Sixty-Two Million Two Hundred Two Thousand Three Hundred Fifty-Five and 48/100 Dollars ($162,202,355.48) (“Purchase Price”), plus or minus prorations and other adjustments provided by this Agreement, upon and in accordance with the terms and conditions of this Agreement.

2.3 Payment of Purchase Price.  The Purchase Price (of which the Escrow Deposit may be a part), plus or minus prorations, shall be paid in immediately available U.S. federal funds through a mutually acceptable escrow arrangement to Seller on the Closing Date (defined below).

2.4 Independent Consideration.  Seller and Buyer acknowledge and agree that One Hundred and No/100 Dollars ($100.00) of the Escrow Deposit shall be paid to Seller if this Agreement is terminated for any reason (the “Independent Contract Consideration”).  Moreover, Seller and Buyer acknowledge and agree that the Independent Contract Consideration has been bargained for and agreed to as additional consideration for Seller’s execution and delivery of this Agreement.  At Closing (defined below) the Independent Contract Consideration shall be applied to the Purchase Price.  In the event this Agreement is terminated for any reason, Seller shall be entitled to the Independent Contract Consideration.

2.5 Credit for Capital Needs.  In addition to the credits against the Purchase Price that Buyer is entitled to at Closing for capital projects as set forth on Exhibit 7.2(r), at Closing, Seller shall grant Buyer a credit against the Purchase Price in the amount of Two Million and No/100 Dollars ($2,000,000.00) with respect to certain projected capital requirements of the Project.

ARTICLE 3
ESCROW; CLOSING

3.1 Escrow Agent.  Title Company is authorized and instructed to act as escrow agent pursuant to the terms of this Agreement and the escrow agreement entered into by and among Title Company, Buyer and Seller.  By execution of the acknowledgment attached hereto, Title Company acknowledges receipt of the Escrow Deposit.  Buyer and Seller shall execute any additional escrow instructions reasonably required by Title Company to complete the Transaction provided that such instructions are not inconsistent with the terms of this Agreement.

3.2 Closing Date.  Closing shall occur on or before May 11, 2011 (hereafter referred to as “Closing Date” or “Closing”), unless a different date is determined by the mutual agreement of Seller and Buyer.  Closing will be conducted through delivery by each party to the Title Company, pursuant to a mutually acceptable escrow closing arrangement, one (1) business day prior to the Closing Date, all documents and instruments required to be delivered by such party pursuant to this Agreement (excluding the closing funds, which may be delivered to the Title Company on the Closing Date), to be held in escrow pending receipt by the Title Company of all such documents, instruments and funds, satisfaction of all conditions to Closing hereunder, and compliance with escrow closing instructions consistent with this Agreement to be delivered by Seller and Buyer.

3.3 Closing Costs.

(a) Seller’s Payments.  Seller shall pay the cost and expenses, if any, of (i) the title search, the cost of the Title Commitment, the basic premium for the Title Policy without special endorsements, and one-half of the costs of updating the existing survey or obtaining a new survey of the Project; (ii) one-half of any escrow fees charged by Title Company; (iii) any Seller’s broker’s fees; (iv) any transfer taxes and fees for recording the deed, including any stamp, documentary or transfer taxes, to the extent imposed by the State of Illinois, Cook County or the City of Chicago (CTA portion only) at the aggregate rate of $4.50 per $1000 of consideration.

(b) Buyer’s Payments.  Buyer shall pay the cost and expenses of: (i) the cost of a Lender’s (if applicable) title insurance policy and any endorsements thereto; (ii) the costs of any endorsements to the owner’s standard Title Policy; (iii) one-half of the costs of updating the existing survey or obtaining a new survey of the Project; (iv) one-half of any escrow fees charged by Title Company; and (v) City of Chicago transfer taxes (non CTA portion) at the rate of $7.50 per $1000 of consideration.

(c) Other Costs.  Except as otherwise expressly allocated pursuant to the terms of this Agreement, each party will pay all of its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation (i) all costs and expenses stated herein to be borne by a party, and (ii) all of its respective consulting, accounting, legal and appraisal fees.  Buyer shall pay all of the costs associated with Buyer’s due diligence investigations, other than as otherwise set forth in Section 3.3(a) above and Section 10.2 below.

3.4 Prorations.  The following prorations shall be made effective as of the Closing Date:

(a) Proration Date.  All prorations shall be made as of 12:01 a.m., according to the time zone in which the Project is located, on the Closing Date as if Buyer were vested with title to the Project during the entire Closing Date, so that all items of income and operating expenses for the Closing Date shall be allocated to Buyer. Any errors in the apportionments pursuant to this Section 3.4 shall be corrected by appropriate re-adjustment between Seller and Buyer post-closing, provided that notice of any such error, with supporting calculations, shall be given by Buyer to Seller or by Seller to Buyer, as the case may be, no later than March 31, 2012.

(b) Rents.  All rents under the Leases for the month in which Closing occurs that are actually received by Seller shall be prorated as of the Closing Date.  All advance payments of rents, other than for the month in which Closing occurs, and all Deposits that are required to be held by Seller, shall be a credit to Buyer at Closing.  All rents or other amounts owed to Seller for the period of Seller’s ownership of the Project shall remain the property of Seller and Buyer shall use reasonable efforts (not to include commencing any eviction action or other litigation to collect such delinquency) to collect such rents and other amounts for the benefit of Seller after Closing and shall cooperate with Seller in the collection of any such amounts owed to Seller.  Seller will cause to be paid or turned over to Buyer all rents, if any, received by Seller after Closing and attributable to any period following Closing.  All rent received by Buyer after the Closing Date shall be applied first to current rentals and then to delinquent rentals in the inverse order of maturity.  Buyer shall cause to be paid or turned over to Seller all rents received by Buyer after Closing and attributable to any period prior to Closing, subject to the provisions of the immediately preceding sentence.  Following Closing, Seller shall have no right to commence or pursue any actions or remedies against any tenants at the Project.  Buyer acknowledges and agrees that Seller has an existing action against Lease Finance Group, LLC and Northern Leasing Systems, Inc. and that Seller shall be entitled to continue to pursue such action and shall be entitled to any and all recoveries from Lease Finance Group, LLC and Northern Leasing Systems, Inc.  Buyer shall have the right from time to time for a period of one hundred eighty (180) days following Closing, on reasonable prior notice to Seller, to review Seller’s rental records with respect to the Project to ascertain the accuracy of such accountings.

(c) Deposits.  At Closing Buyer will be credited with an amount equal to the sum of all cash Deposits.  All Deposits held in the form of a transferable letter of credit shall be assigned to Buyer at Closing and Seller shall complete and deliver to Buyer all applicable transfer documents required by the issuing bank together with the original of each such letter of credit. Any transfer fees or charges due in respect of the assignment and/or replacement of any Deposit comprised of a letter of credit shall be paid one-half by Buyer and one-half by Seller.  To the extent that any Deposit comprised of a letter of credit shall not be transferable as of Closing, Seller and Buyer shall cooperate with each other following Closing so as to transfer the same to Buyer or to obtain a replacement letter of credit with respect thereto in favor of Buyer.  Seller shall deliver the originals of any such non-transferable letters of credit to Buyer  at Closing and until any such letter of credit shall be transferred or replaced, Seller shall, upon receipt of  Buyer’s certification that a default has occurred under the applicable Lease, entitling the landlord thereunder to apply the Deposit, draw upon the same and deliver the proceeds to Buyer (subject to any applicable apportionments for delinquent rent) or return the same to the applicable tenant, in each case upon Buyer’s written request.  Buyer shall be fully responsible for any claim or liability associated with a draw under a letter of credit made by Seller at the written direction of Buyer after Closing.  The provisions of this Section 3.4(c) shall survive Closing.  After Closing, Buyer will assume full responsibility for all Deposits credited or transferred to Buyer at Closing.

(d) Taxes and Other Charges.  Property taxes, unmetered water and sewer charges and any and all other municipal or governmental assessments of any and every nature levied or imposed upon the Project (“Impositions”) that are payable in the year in which the Closing Date occurs (the “Current Tax Year”) (and regardless of whether such Impositions relate to the calendar year of the Closing or years prior to the Closing), shall be apportioned on a per diem basis based upon the number of days in the Current Tax Year prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Tax Year on and after the Closing Date (which shall be allocated to Buyer); provided, however, that there shall be no adjustment of Impositions payable by any tenant directly to the taxing authority under any Lease. Buyer acknowledges that property taxes payable in the current year relate to assessments for the preceding year, and that only property taxes payable for the year in which Closing occurs are being prorated hereunder and no proration is being made for property taxes payable in any year other than the year in which Closing occurs.  Seller has paid all installments of Impositions billed for the Property during 2010 (which were actually the taxes assessed for calendar year 2009).  At Closing Impositions shall be prorated between Seller and Buyer based upon an assumed amount of $7,297,735.85 which is the full amount of Impositions paid in 2010 and Seller shall be credited with any installment payments made by Seller during 2011.  Within 30 days following receipt of the final installment of Impositions payable during 2011, Buyer shall provide copies of tax invoices to Seller, along with a reconciliation of the proration at Closing to the actual Impositions paid in 2011.  If the credit to Buyer at Closing is less than actual proration, then Seller shall pay the difference to Buyer within 30 days of receipt of the reconciliation and copies of invoices.  If the credit to Buyer at Closing is greater than the actual proration, then Buyer shall reimburse the difference to Seller within 30 days of receipt of the final installment of Impositions payable during 2011.  Impositions assessed against the Real Property for the calendar year 2011 and subsequent calendar years (i.e., payable in calendar year 2012 and subsequent calendar years) and assessments payable during calendar year 2012 and subsequent calendar years shall not be prorated and shall be paid by Buyer when due.

(e)  Tax Refunds.  All refunds of Impositions received by Seller or Buyer after the Closing with respect to the Project ("Tax Refund") shall be applied (A) first, to reimburse Seller or Buyer, as the case may be, for third party expenses incurred in protesting and obtaining such Tax Refund, (B) second, to Buyer to the extent that such Tax Refund is required to be paid to (or credited against other amounts payable by) any tenant under any leases or other agreement, and (C) third, (x) to Seller if such Tax Refund is for any period which ends before January 1, 2011, (y) to Buyer if such Tax Refund is for any period which commences on or after January 1, 2011, or (z) to Seller and Buyer prorated based on January 1, 2011, if such Tax Refund is for a period which includes January 1, 2011.  If Seller or Buyer receives any Tax Refund, then each shall retain or promptly pay such amounts (or portions thereof) in order that such payments are applied in the manner set forth in this Subsection.  Buyer and Seller agree to cooperate with respect to any pending Tax Refund request.

(f) Utilities.  Final readings and final billings for utilities will be made, if possible, as of the day preceding Closing, in which event no proration will be made at Closing with respect to utility bills.  If final readings and final billings for utilities are not available as of the day prior to Closing, the parties shall prorate the utility bills on a per diem basis based upon the number of days in the Current Billing Period (defined below) prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Billing Period (defined below) on and after the Closing Date (which shall be allocated to Buyer) and assuming that all charges are incurred uniformly during the Current Billing Period.  Such prorations shall be based on the most recent utility bills, and upon receipt of the actual utility bills for the period which includes the Closing Date (the “Current Billing Period”) and to the extent that the amounts apportioned at Closing differ, Seller and Buyer shall make all necessary adjustments by appropriate payments between themselves following Closing.  Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer on the Closing, including the posting of any required deposits and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Closing, and any utility deposits which it or its predecessors may have posted.

(g) Contract Charges.  Charges payable under those Contracts and personal property leases  to be assumed by Buyer in accordance with Section 8.1(b) in respect of the Current Billing Period shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Billing Period on and after the Closing Date (which shall be allocated to Buyer) and assuming that all charges are incurred uniformly during the Current Billing Period. Calculations hereunder shall be based upon the most recent statement rendered to Seller by the applicable service provider and, after an actual statement covering the period ending on the Closing Date is received, a copy shall be delivered to Buyer and the apportionment of such charges hereunder shall be recomputed.  Seller shall make reasonable efforts to deliver final statements for such Contracts and personal property leases at Closing to the extent practicable.

(h) Miscellaneous Operating Income and Expense.  Except as otherwise provided herein, all other income or operating expenses relating to the Project, including, without limitation, amounts due or receivable under any covenants or other easements that contain ongoing obligations (“CC&R Easements”), including, without limitation, that certain Reciprocal Parking Easement and Operating Agreement dated July 20, 2001, by and between Lincoln-Carlyle Illinois Center, L.L.C. and Seller recorded on March 27, 2002 in the Cook County Recorder of Deeds as document 0020344849 (the “Parking Agreement”), will be prorated at the Closing on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Billing Period on and after the Closing Date (which shall be allocated to Buyer) and assuming that all charges are incurred uniformly during the Current Billing Period, effective as of the Closing Date.

(i) Leasing Costs.  Except as expressly set forth on Exhibit 7.2(f)-1 as the responsibility of Buyer, Seller shall be responsible for paying all tenant inducement costs, including, without limitation, tenant improvements and leasing commissions excluding free rent or other similar rent concessions or abatements (collectively, “Tenant Inducement Costs”), associated with any existing Lease, or any expansion, modification or renewal of any existing Lease, executed by Seller prior to the Effective Date.  Subject to the provisions of Section 8.1(h), if Buyer acquires the Project, Buyer shall be responsible for paying all tenant inducement costs associated with (A) all new Leases or any expansions, modifications or renewals of any existing Lease executed after the Effective Date and (B) the Tenant Inducement Costs reflected on Exhibit 7.2(f)-1 as the responsibility of Buyer.  For the avoidance of doubt, Buyer shall not receive a credit for the amount of any free rent or other rent concession or abatement under any Lease, whether before or after Closing to the extent disclosed on Exhibit 7.2(f)-1.  Seller shall receive a credit at Closing for any such costs paid by Seller that are obligations of Buyer hereunder and Buyer shall receive a credit at Closing for any such costs that are obligations of Seller hereunder.  Notwithstanding the foregoing, Buyer shall reimburse Seller in the form of credit at Closing in the amount of $62,420.00, the amount that Seller has spent to date on Tenant Inducement Costs associated with the General Services Administration, U.S. Government Lease for Real Property dated November 20, 2009, as amended and more fully identified on Exhibit 7.2(f) (the “GSA Lease”).  Prior to Closing, Seller shall provide reasonable evidence to Buyer documenting such expenditures.

(j) Tenant Additional Rents.

    (1)           Buyer and Seller agree that only the Additional Rent (defined below) for the applicable accounting period that includes the Closing shall be apportioned between Buyer and Seller, which apportionment with respect to Additional Rent for real estate tax and pass-throughs shall be made on a cash basis.  “Additional Rent” shall mean payments of additional rent or similar rental payments, however denominated, payable by tenants for pass-throughs or real estate taxes and assessments,  insurance, utilities, maintenance, labor costs and other operating expenses,  cost of living increases, or a percentage of sales or like items.  For purposes of this Section 3.4, the applicable accounting period shall be the calendar year for operating expense and real estate tax and pass-throughs, and the accounting period designated under the Leases for percentage rent.  For the sake of clarity, notwithstanding that Seller is currently billing and collecting Additional Rent from tenants for real estate taxes assessed or imposed by Cook County for the calendar year 2011 (payable by Seller to Cook County in arrears in 2012), such Additional Rent for real estate taxes shall be adjusted between Seller and Buyer as if Additional Rent for real estate taxes billed to tenants in 2011 is for reimbursement of real estate taxes payable by Seller in 2011.  There shall be no reapportionment between Seller and Buyer by reason of any reconciliation of underbilling or overbilling of Additional Rent for real estate taxes paid by tenants in the calendar year 2011 (for the real estate taxes assessed or imposed by Cook County for 2011 that are payable in arrears in 2012) when the same are reconciled upon the receipt of the final 2011 tax bills, generally in October, November or December 2012.  Buyer agrees that it will receive in trust and pay over to Seller, within ten (10) business days after Buyer’s receipt thereof, a pro-rated amount of Additional Rent for the accounting period that includes the Closing paid subsequent to the Closing based upon the portion of such Additional Rent applicable to the period prior to the Closing (to the extent not theretofore collected by Seller on account of such Additional Rent prior to the Closing).  Seller agrees that it will receive in trust and pay over to Buyer, within ten (10) business days after Seller’s receipt thereof, a pro-rated amount of such Additional Rent for the applicable accounting period that includes the Closing paid subsequent to the Closing based upon the portion of the Additional Rent applicable to the period which occurs on or after the Closing (to the extent not theretofore collected by Buyer on account of such Additional Rent on or after the Closing).  Additional Rent shall be apportioned on a per diem basis based upon the number of days in the accounting period that includes the Closing (with the number of days in such accounting period prior to the Closing Date being allocated to Seller and the number of days in the accounting period on and after the Closing Date being allocated to Buyer).

(2)           Additional Rent for the accounting period that includes the Closing, including Additional Rent for operating expenses and real estate taxes for the 2011 calendar year, which is prepaid by tenants or otherwise payable by tenants based on an estimated amount and subject to adjustment or reconciliation pursuant to the related Leases subsequent to the Closing shall be apportioned as provided in Section 3.4(j)(1) hereof and shall be re-apportioned as and when the related tenant’s actual obligation for such Additional Rent is reconciled pursuant to the related Lease (but in no event later than March 31, 2012).   Buyer and Seller shall jointly determine whether Additional Rent has been overbilled or underbilled with respect to the accounting period in which the Closing occurs.  If Buyer and Seller determine (subject to any protest rights of any tenant) that there has been an overbilling and an overbilled amount has been received, Buyer shall reimburse or credit against Additional Rent next coming due the excess amount, the parties shall contribute to such reimbursement in the respective proportions in which the applicable overbilled Additional Rents were previously apportioned between the parties as provided in Section 3.4(j)(1), and Seller shall make any necessary adjusting payment to Buyer due to any overcollection by Seller within ten (10) business days after presentment to Seller of Buyer’s calculation thereof.  If Buyer and Seller determine (subject to any protest rights of any tenant) that there has been an underbilling, the additional amount shall be billed to the tenants who are determined to owe such additional amount, and the parties shall apportion such amount(s) so received in the respective proportions in which Additional Rents were previously apportioned between the parties as provided in Sections 3.4(j)(1); provided, however, that Buyer shall be obligated to make any adjusting payment to Seller only to the extent that any such underbilled amounts are actually received by Buyer from tenants (in which case any applicable payment shall be made to Seller within 10 business days after receipt thereof by Buyer).

(3)           Subject to the reconciliation provided for in this subsection (3), Additional Rent for applicable accounting periods ending prior to the Closing Date shall not be apportioned between Seller and Buyer and such Additional Rents shall belong solely to Seller.  To the extent not previously prepared and billed to tenants by Seller, Seller and Buyer shall prepare the reconciliation of Additional Rent for real estate taxes for the 2010 calendar year (estimates on account of which were paid by tenants in calendar year 2010) and Buyer shall bill tenants for any underbilling of such Additional Rent.  If Buyer and Seller determine (subject to any protest rights of any tenant) that there has been an overbilling and an overbilled amount has been received, Buyer shall reimburse or credit against Additional Rent next coming due the excess amount and Seller shall pay to Buyer the applicable amount overbilled and received within ten (10) business days after presentment to Seller of Buyer’s calculation thereof.  If Buyer and Seller determine (subject to any protest rights of any tenant) that there has been an underbilling, the additional amount shall be billed to the tenants who are determined to owe such additional amount, and Buyer shall pay to Seller the amount(s) so received within ten (10) business days after such amount(s) are actually received by Buyer.

(4)           Amounts payable by  tenants in respect of overtime heat, air conditioning or other utilities or services, freight elevator charges, supplemental water, HVAC and condenser charges, services or repairs and labor costs associated therewith, above standard cleaning and all other items which are payable to the landlord under the Leases as reimbursement or payment for above standard overtime services, whether pursuant to such tenant’s Lease or pursuant to a separate agreement with Seller, shall not be adjusted, and shall belong to the party furnishing such utilities, labor or services to such tenant.  Sums collected by Buyer after Closing in respect of such services furnished prior to the Closing Date shall be promptly remitted to Seller.

(k) Local Custom.  Seller and Buyer shall prorate at the Closing all other items customarily apportioned in connection with sales of similar property in the City of Chicago, Cook County, Illinois.

(l) Items Not Prorated.  Seller and Buyer agree that, in addition to those items specified elsewhere in this Section 3.4 as not being prorated at Closing, none of the insurance policies relating to the Project will be assigned to Buyer and Buyer shall be responsible for arranging for its own insurance as of the Closing.  Accordingly, there will be no prorations for insurance.

The agreements in this Section 3.4 shall survive Closing.  Final settlement of all prorated items shall occur on or before sixty (60) days after the Closing Date, or on the next business day if the sixtieth (60th) day is not a business day, except for delinquent rentals, pass- through Additional Rents and property taxes, if final determination thereof is not possible with said sixty  (60) day period, in such case each shall be determined upon collection or the date upon which any such amounts shall become ascertainable, but in no event later than March 31, 2012.  Buyer and Seller shall cooperate and take all appropriate action to properly reconcile delinquent rentals and tenant Additional Rents with each other and with the tenants in a timely manner.

ARTICLE 4
TITLE MATTERS

4.1 Title Report/Commitment for Title Insurance.  Buyer acknowledges receipt of Seller’s existing title policies number 00-05786, dated July 25, 2001 issued by Lawyers Title Insurance Corporation and number 1401007920338D1, dated July 25, 2001 issued by Chicago Title Insurance Company relating to the Real Property (“Existing Title Policies)”).  Buyer acknowledges receipt of the title commitment Order #Z1109298MLG issued by Title Company effective January 11, 2011 as updated by title commitment order #1401008832275F1 issued by Title Company, effective March 28, 2011, together with legible and complete copies of all referenced exceptions (the “Title Commitment”).  Title Company shall be irrevocably bound to issue to Buyer at Closing an owner’s policy of title insurance on a standard ALTA 2006 form of policy in the full amount of the Purchase Price, at regular rates and without additional premium (the “Title Policy”).  The Title Policy shall have all standard and general printed exceptions deleted so as to afford full “extended form coverage” and shall include the issuance of ALTA “contiguity” (if applicable), “extended coverage”, “access”, “gap coverage”, “legal same as survey”, “owner’s comprehensive”, “separate tax lot”, “subdivision” (if applicable), “waiver of arbitration” and “zoning” (ALTA 3.1 with parking), ALTA 9.2 and “location” (collectively, the “Required Endorsements”).  It shall be a condition precedent to Closing and Buyer’s obligation to perform its obligations required hereunder that Buyer is issued a marked commitment or proforma policy so long as it is effective as of the Closing Date and Title Company is irrevocably bound to issue the Title Policy and Required Endorsements.

4.2 Survey.  Seller has delivered to Buyer, and Buyer acknowledges receipt thereof, a hard and PDF copies of the most recent survey of the Real Property dated March 13, 2006 prepared by Chicago Guarantee Survey Company (“Existing Surveys”).   Buyer shall, at its expense, order an update or new survey of the Real Property to be delivered to Seller, Buyer and Title Company (the “Survey”), prepared by a surveyor licensed by the State in which the Project is located and certified to Buyer, Seller and Title Company and such other parties as Buyer may designate.

4.3 Title Defects.  Prior to the expiration of the Inspection Period, Buyer shall notify Seller in writing (“Buyer’s Notice”) of any title matters disclosed in the Title Commitment or Survey to which Buyer objects (the “Title Commitment Defects”).  Any matter disclosed in the Title Commitment or Survey and not objected to by Buyer within such period or subsequently waived by Buyer in writing shall be deemed a permitted exception (“Permitted Exception”).  If Buyer learns, through continuation reports, updates to the Title Commitment or other written evidence, of any additional title defect(s) not disclosed in the Title Commitment or Survey (the “Additional Title Defects”, and together with the Title Commitment Defects, the “Title Defects”), Buyer shall have the right to object to such Additional Title Defect(s) by giving written notice thereof to Seller on or before the earlier of (x) five (5) business days after the date Buyer receives such continuation report, updated Title Commitment or other written evidence disclosing such Additional Title Defects or (y) the Closing Date.  Seller shall be obligated, on or prior to the Closing, to pay, discharge or remove of record or cause to be paid, discharged or removed of record or insured over by the Title Company in a manner satisfactory to Buyer in its sole discretion, at Seller’s sole cost and expense, all of the following items: (a) Voluntary Liens (as hereinafter defined), and (b) other liens encumbering the Project (including judgments and federal, state and municipal tax liens) which (i) are in liquidated amounts and which may be satisfied solely by the payment of money (including the preparation or filing of appropriate satisfaction instruments in connection therewith), excluding, however, mechanic liens which are a tenant’s responsibility to remove pursuant to the terms of the applicable Leases and which are disclosed to Buyer prior to the expiration of the Inspection Period, and (ii) do not exceed in the aggregate $1,000,000.00 (the “Cure Amount”).  Except as set forth in this Section 4.3, Seller shall have no obligation to cure any Title Defects.  The term “Voluntary Liens” as used herein shall mean all monetary liens, including mortgages which Seller has suffered or allowed to be placed on the Project, other than Permitted Exceptions, excluding, however, mechanics liens which are a tenant’s responsibility to remove pursuant to the terms of the applicable Leases and which are disclosed to Buyer prior to the expiration of the Inspection Period.  If Seller, after having used commercially reasonable good faith efforts (which shall include curing and removing of record all Voluntary Liens and expending money to cure all other Title Defects up to the Cure Amount), is unable to cure a Title Defect on or prior to Closing, Buyer may, at its discretion (i) elect to adjourn the Closing for a period not to exceed ten (10) business days to allow Seller to cure such Title Defect, and in such event Seller shall continue to use commercially reasonable good faith efforts to effect such cure, (ii) elect to waive in writing such Title Defect in which case it shall be deemed a Permitted Exception or (iii)  terminate this Agreement in which event Buyer shall be entitled to receive the Escrow Deposit.  If an act or omission of Seller that is not reflected in the Title Commitment or any continuation thereof or in the Permitted Exceptions as of the Closing Date has an effect on title to the Real Property and if Seller does not cure or cause Title Company to insure over such item in a manner satisfactory to Buyer in its sole discretion, then Buyer may either waive such matter or terminate this Agreement and receive the Escrow Deposit and pursue its remedies under Section 10.2.  Notwithstanding anything in this Section 4.3 to the contrary, Buyer may, in its sole discretion, at any time accept such title as Seller can convey, without reduction of the Purchase Price or any credit or allowance on account thereof.

ARTICLE 5
INFORMATION SCHEDULES

5.1 Information Schedules.  Except as noted below, Seller has delivered or will deliver to Buyer on or prior to the Effective Date, without representation or warranty of any type except as otherwise expressly provided in Section 7.2 hereof or in the documents delivered by Seller at Closing, copies of all schedules and documents referred to in this Agreement (“Information Schedules”), including the following schedules and other information described below:

(a) Leases.  Copies of all Leases and all amendments and modifications and all guaranties with respect to all Leases listed on Exhibit 7.2(f) attached hereto.  Seller will make the tenant files relating to the Leases available for inspection by Buyer at either the Real Property or its local property manager’s office.

(b) Contracts.  Copies of all written contracts, agreements and arrangements, including, without limitation, all service, maintenance, management and leasing commission agreements and equipment leases, relating to the Project and all amendments and modifications thereto (collectively “Contracts”) listed on Exhibit 7.2(i).

(c) Property Taxes/Utility Bills.  Copies of the tax statements and bills (both real estate and personal property taxes) and all utility statements and bills with respect to the Project for the past two (2) years.

(d) Plans.  Copies of all construction plans, specifications, diagrams and schematics of the Real Property in Seller’s possession or control, which will be made available to Buyer at the location of the Project.

(e) Third Party Reports.  Copies of the environmental reports and structural reports listed on Exhibit 5.1(e) (collectively the “Third Party Reports”).

(f) Permits.  Copies of all guarantees, warranties, licenses and other permits currently in effect which are related to the Project (collectively, the “Permits”) and are listed on Exhibit 5.1(f).

Notwithstanding the fact that Seller is furnishing such documents and information, except as otherwise expressly provided in Section 7.2 hereof or in the documents delivered by Seller at Closing, Seller makes no representation or warranty, express or implied, as to the accuracy or completeness of any of such documents, information, reports, plans or statements and is providing them to Buyer solely as an accommodation to Buyer.

ARTICLE 6
INSPECTION

6.1 Inspection Period.  During the period beginning on the Effective Date and ending at 5:00 p.m., central time, on May 5, 2011 (such period of time hereinafter referred to as the “Inspection Period”), Buyer and/or its attorneys, advisors, contractors, subcontractors, consultants, employees and lenders (“Authorized Representatives”) shall have the right to: (i) make a physical non-intrusive inspection of the Project, including structural, mechanical, life-saving, engineering, civil, landscaping, paving, plumbing, electrical and all other inspections, subject to the rights of tenants, (ii) examine the operating books and records relating to the Project maintained by or for the benefit of Seller reflecting all rental income, operating expenses, and the maintenance log maintained for the Project, (iii) interview tenants, employees and service providers of the Improvements, (iv) conduct such non-destructive non-intrusive physical engineering, feasibility and other studies and tests of the Project as Buyer considers to be appropriate, including, without limitation, environmental investigations; provided, however,  Buyer may not conduct any intrusive physical testing or  Phase II environmental site assessment of the Project unless recommended by Buyer’s environmental consultant and subject to Seller’s prior written approval of the scope and nature of any such testing or Phase II environmental site assessment, which may be withheld or conditioned in Seller’s sole discretion, (v) examine all documentation maintained in current tenant files, including leases, security deposit information, credit reviews and the like, and (vi) examine all construction items, including as-built architectural, civil, electrical, life-safety, mechanical and plumbing plans and specifications, copies of any available construction reports, whether internal or external, certificates of completion from the project architect and inspecting architect, certificates of occupancy, building permits, evidence of compliance with fire code, building code and other governmental or regulatory code requirements and all other use permits.  Any third party environmental reports that Buyer obtains regarding the Project shall be certified to both Buyer and Seller.  Buyer and its Authorized Representatives may also copy any documents referred to or described in the Information Schedules but not required to be provided to Buyer as part of this Agreement.  Buyer agrees not to unreasonably interfere with Seller’s or any tenant’s operations at the Project, and shall schedule any inspections, interviews, and testing taking into account the timing and availability of access to a tenant’s premises.  Buyer shall at all times conduct such due diligence in compliance with applicable laws and the terms of any Leases, and in a manner so as to not cause undue damage, loss, cost or expense to Seller, the Improvements or the tenants of the Improvements, and Buyer shall promptly restore the Improvements to their condition immediately preceding such inspections and examinations to the extent the same are damaged in the course of such due diligence (ordinary wear and tear excepted) and shall keep the Improvements free and clear of any mechanic’s liens or materialmen’s liens in connection with such inspections and investigations.  Buyer has in effect, and shall maintain, with reputable companies rated no less than A-, Class VI by A. M. Best Company and licensed in the State in which the Project is located, a commercial general public liability insurance policy which includes coverage for property damage, personal injury and owned, leased/hired, and non-owned vehicle liability, blanket contractual, and product/completed operations liability coverage covering any and all liability of Buyer and Seller with respect to or arising out of any inspections or work to be performed by Buyer or its Authorized Representatives under this Agreement with limits of not less than One Million Dollars ($1,000,000) each occurrence and Two Million Dollars ($2,000,000) aggregate for bodily injury, personal injury and property damage liability, as well as an umbrella/excess liability policy with limits of not less than Four Million Dollars ($4,000,000) each occurrence/aggregate.  Buyer or Buyer’s agents, contractors or subcontractors shall maintain workers’ compensation insurance covering the activities of all of their employees on or about the Project.  Buyer shall name, or cause to be named Seller, its subsidiaries and affiliated companies, as well as the employees, officers, directors and agents of such companies and any other designees of Seller, as an additional insured on all such liability insurance policies.   Notwithstanding the foregoing sentence, any contractor who is gaining entry for the purpose of conducting any testing or Phase I or II environmental site assessment, shall be required to maintain insurance in an amount of no less than what Buyer is required to maintain pursuant to this Agreement.   Prior to any entry, Buyer will provide Seller with certificates, in form reasonably satisfactory to Seller, evidencing such coverage.  Seller shall have the right, at its option, to cause a representative of Seller to be present at all such inspections, reviews and examinations.  Buyer shall keep all non-public information or data received or discovered in connection with such due diligence (the “Confidential Information”) strictly confidential; provided, however, Buyer may disclose such Confidential Information to the extent permitted by Section 12.2.  Buyer shall indemnify, protect, defend and hold Seller harmless from and against any obligation, liability, claim (including any claim for damage to property or injury to or death of any persons), lien or encumbrance, loss, damage, cost or expense, including reasonable attorney’s fees, to the extent the same arise directly out of the inspections or examinations of the Project by Buyer or its Authorized Representatives, unless caused by the gross negligence or willful misconduct of Seller.  The foregoing indemnification shall survive the Closing or the termination of this Agreement for any reason.

6.2 Right of Termination.  Notwithstanding anything in this Agreement to the contrary, Buyer shall have the right, for any reason or no reason in Buyer’s sole and absolute discretion, to terminate this Agreement by written notice to Seller on or before the expiration of the Inspection Period, and in such event Title Company shall promptly deliver to Buyer the Escrow Deposit.  If the Transaction does not close for any reason (other than a Seller default), Buyer shall destroy or deliver to Seller (at Buyer’s election) all materials, studies or documents received from Seller relating to the Project and copies of reports, tests and studies received by Buyer from third parties relating to the physical condition of the Project, provided, however, Buyer shall deliver to Seller copies of all environmental third party reports or assessments relating to the Project, all without any representation or warranty of any type.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

7.1 Buyer’s Representations and Warranties.  Buyer makes the following representations and warranties, as of the date of execution of this Agreement and as of the Closing Date, which shall survive Closing and conveyance of the Project to Buyer:

(a) Authority.  Buyer is a real estate investment trust, duly formed, organized, existing and in good standing under the laws of the State of Maryland and qualified to do business in the State in which the Real Property is located.  Buyer has the full legal right, power and authority to execute and fully perform its obligations under this Agreement.  The persons executing this Agreement and the other documents required hereunder are the duly designated representatives of Buyer and are authorized to do so.

(b) Inspection.  Buyer has made, or will make prior to expiration of the Inspection Period, an independent investigation, to the extent Buyer deems necessary or appropriate, concerning the physical condition, value, development, use, marketability, feasibility and suitability of the Project, including, without limitation, land use, zoning and other governmental restrictions.

(c) Litigation.  There are no actions, suits or proceedings pending or, to Buyer’s actual knowledge, threatened against Buyer which question the validity or enforceability of this Agreement or of any action taken by Buyer under this Agreement.

(d) No Other Seller Representations.  Except as expressly set forth in this Agreement or in the documents delivered at Closing, Buyer acknowledges that no representations or warranties, express or implied, have been made by Seller or Seller’s representatives.

(e) “AS-IS, WHERE IS”.  EXCEPT AS EXPRESSLY PROVIDED IN SECTION 7.2 OF THIS AGREEMENT, OR IN ANY OF THE DOCUMENTS DELIVERED BY SELLER AS PART OF THE CLOSING, SELLER IS NOT MAKING, AND HAS NOT AT ANY TIME MADE, ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROJECT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, PHYSICAL CONDITION, ENVIRONMENTAL CONDITION, TITLE, ZONING, TAX CONSEQUENCES, UTILITIES OR UTILITY CAPACITY, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, COMPLIANCE WITH GOVERNMENTAL LAWS, OR THE TRUTH, ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO BUYER OR ANY OTHER PERSON, OR ANY OTHER MATTER OR THING REGARDING THE PROJECT.  BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING, SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROJECT AS IS, WHERE IS, WITH ALL FAULTS.  BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROJECT OR RELATING THERETO MADE OR FURNISHED BY SELLER OR ANY AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS DELIVERED BY SELLER AT CLOSING.  BUYER HEREBY EXPRESSLY ACKNOWLEDGES THAT IT HAS INSPECTED AND EXAMINED OR WILL INSPECT AND EXAMINE THE PROJECT TO THE EXTENT DEEMED NECESSARY BY BUYER IN ORDER TO ENABLE BUYER TO EVALUATE THE PURCHASE OF THE PROJECT.  BUYER REPRESENTS THAT IT IS A KNOWLEDGEABLE BUYER OF COMMERCIAL REAL ESTATE AND THAT, EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7.2 OF THIS AGREEMENT OR IN THE DOCUMENTS DELIVERED BY SELLER AT CLOSING, IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF BUYER’S CONSULTANTS, AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES.

THE PROVISIONS OF THIS SECTION 7.1(e) SHALL SURVIVE THE CLOSING AND SHALL BE SET FORTH IN THE DEED BY WHICH THE REAL PROPERTY IS CONVEYED TO BUYER.

BY THE INITIALS OF ITS REPRESENTATIVE BELOW, BUYER HEREBY ACKNOWLEDGES THAT: (i) THE FOREGOING WAIVERS AND DISCLAIMERS HAVE BEEN BROUGHT TO THE ATTENTION OF BUYER, (ii) THE FOREGOING WAIVERS AND DISCLAIMERS HAVE BEEN READ AND ARE UNDERSTOOD BY BUYER, (iii) THE AGREEMENT OF BUYER WITH AND TO ALL OF THE TERMS AND CONDITIONS OF THESE WAIVERS AND DISCLAIMERS IS AN INTEGRAL PART OF THE BARGAIN BETWEEN SELLER AND BUYER, WITHOUT WHICH THIS AGREEMENT  WOULD NOT HAVE BEEN ENTERED INTO BY SELLER, AND (iv) THE PURCHASE PRICE REFLECTS, AND TAKES INTO CONSIDERATION, THE FOREGOING WAIVERS AND DISCLAIMERS.

Initialed by:

Buyer ___________________

7.2 Seller’s Representations and Warranties.  Seller makes the following representations and warranties, as of the date of execution of this Agreement and as of the Closing Date, which shall survive Closing to the extent set forth in Section 12.9:

(a) Authority.  Seller is a limited liability company, duly formed, organized, existing and in good standing under the laws of the State of Delaware and qualified to do business in the State in which the Real Property is located.  Seller has full legal right, power and authority to execute and fully perform its obligations under this Agreement, without the need for any further action under its governing instruments.  The persons executing this Agreement and the other documents required hereunder are the duly designated representatives of Seller and are authorized to do so.  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in a breach of, default under, or acceleration of, any agreement to which Seller is a party or by which Seller or the Project or any portion thereof are bound; or (ii) violate any restriction, court order, agreement or other legal obligation to which Seller and/or the Project or any portion thereof is subject.

(b) No Bankruptcy.  No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization, or other proceedings are pending or, to Seller’s knowledge, threatened against Seller, nor are any such proceedings contemplated by Seller, nor to Seller’s knowledge do any grounds exist for any such proceedings to be instituted against Seller.  Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, or admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally, and Seller has received no written notice of and has no knowledge of: (i) the filing of any involuntary petition by Seller’s creditors; (ii) the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets; or (iii) the attachment or other judicial seizure of all, or substantially all, of Seller’s assets.

(c) Litigation.  Except as set forth on Exhibit 7.2(c), there are no actions, suits or proceedings pending or, to Seller’s actual knowledge, threatened against Seller which affect title to the Project or pertain to the ownership, use or operation of the Project; or which question the validity or enforceability of this Agreement or of any action taken by Seller under this Agreement, nor to Seller’s knowledge do any grounds exist for any such actions, suits or proceedings.  Except as set forth on Exhibit 7.2(c), there are no legal actions, suits or proceedings pending by Seller against any tenant under any Lease, including, without limitation, any summary dispossess or other eviction or ejectment proceedings.  Seller shall indemnify, protect, defend and hold Buyer harmless from and against any and all obligations, liabilities, claims, losses, damages, costs or expenses, including reasonable attorney’s fees, incurred by Buyer arising out of any such actions, suits or proceedings.  The provisions of this Section 7.2(c) shall survive Closing.

(d) FIRPTA.  Seller is not a “foreign person” (as defined in the Internal Revenue Code and Income Tax Regulations).  The provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended, are not applicable to the Transaction.

(e) Condemnation.  Seller has received no written notice of, and has no knowledge of, any pending or threatened condemnation or eminent domain proceedings relating to the Real Property, or which involves any modification or realignment of any intersection, street or highway adjacent to the Project or which could affect the present use or operation of the Project.

(f) Leases.  Exhibit 7.2(f) contains a complete and accurate listing of all Leases and all amendments and modifications thereto currently in effect with respect to the Project, setting forth, with respect to each, (i) the name of the tenant, and (iii) the date of the Lease or amendment or modification thereof.  Seller has provided Buyer with true, accurate and complete copies of all the Leases, including all amendments and modifications thereto.  Except for those items specifically set forth in Exhibit 7.2(f)-1, there are no outstanding or deferred obligations on the part of the landlord for construction of tenant improvements, rent abatements (including with respect to prepaid rent or other rent concessions) or payment of leasing commissions with respect to any Lease.  Except for those items specifically set forth in Exhibit 7.2(f)-2, Seller has performed all material obligations required to be performed by it under the Leases.  Seller is not and, to Seller’s knowledge, no tenant, is in default under any of the Leases in any material respect.  Each of the Leases is in full force and effect.

(g) Rent Roll.  The Rent Roll attached hereto as Exhibit 7.2(g) is the one used by Seller in the ordinary course of business.  The Rent Roll sets forth among other things, (i) an accurate and complete listing of all base rents presently being billed and collected by Seller under the Leases, (ii) the location and size of the leased premises, (iii) the name of the tenant and commencement and expiration date, and (iv) an accurate and complete listing of all Deposits held by Seller under the Leases.  Seller is not in possession of any security deposits provided for in any of the Leases or otherwise, except as specifically set forth in the Rent Roll.

(h) Delinquency Report.  The Delinquency Report attached hereto as Exhibit 7.2(h) is the one used by Seller in the ordinary course of business.  Except as otherwise set forth on the Delinquency Report, there are no outstanding tenant rent obligations, including all delinquencies and tenant arrears, under the Leases.

(i) Contracts.  Exhibit 7.2(i) contains a complete and accurate listing of all management, leasing, brokerage, maintenance, construction, service or other similar contracts or commitments relating to the Project, other than the Collective Bargaining Agreements and Leases (such listed contracts and commitments collectively, the “Contracts”).  Seller has provided true, accurate and complete copies of all such Contracts.  Except for those items specifically set forth in Exhibit 7.2(i), Seller has performed all obligations required to be performed by it under the Contracts, and to Seller’s knowledge, no default currently exists under any of the Contracts and the Contracts are in full force and effect.

(j) No Undisclosed Matters.  To Seller’s knowledge, there are no unsatisfied requests and Seller has received no written notice regarding material repairs, restorations or improvements from any insurance carrier or governmental agency or authority.

(k) Operating Statements.  The Operating Statements delivered to Buyer are those used by Seller in the ordinary course of business.

(l) Use of Project.  To Seller’s knowledge, (i) no governmental or public authority intends to appropriate or limit the use of any portion of the Project pursuant to any condemnation, eminent domain or similar proceeding and Seller has received no written notice regarding any such proceeding; (ii) no fact or condition exists which might reasonably be expected to result in the termination of the Project’s current access to or from existing dedicated streets and utilities and Seller has received no written notice regarding same.

(m) No Contract of Sale.  Seller has not entered into any other outstanding contracts for the sale of all or any portion of the Project, nor do there exist any rights of first offer, first refusal or options to purchase all or any portion of the Project.

(n) No Notices.  Seller has not received any written notices from any governmental or regulatory authority of, and has no knowledge of, any defects or inadequacies in the Project or violations of applicable law, including any Environmental Law.  Seller has not received any written notices from any governmental or regulatory authority of, and has no knowledge of, any proposed or pending amendment to the zoning classification of any Real Property, or any part thereof. Seller has received no written notice, and has no knowledge, that (i) any governmental licenses, permits or approvals held by Seller pertaining to or required for the ownership or operation of the Project, as presently operated, have been or are about to be revoked or will not be renewed; or (ii) either the owner of any Real Property or any Real Property does not comply with the terms of any such licenses, permits or approvals.

(o) CC&R Easements.  There have been no written notices of, and Seller has no knowledge of, any defaults by Seller under the CC&R Easements that remain uncured.  All amounts billed to and payable by Seller under the CC&R Easements have been paid.

(p) Tax Proceedings.  Seller has not received a written notice of, and has no knowledge of, any proposed or pending increase in the assessed valuation or rate of taxation of any or all of the Project from that reflected on the most recent real estate tax bills including the 2010 assessment (copies of which have been or will be provided to Buyer).  Other than relating to the 2009 and 2010 assessment, no tax abatement proceedings that were commenced by Seller or tax certiorari proceedings with respect to the Project for any tax year (collectively, “Tax Proceedings”) are currently pending or subject to appeal or will be currently pending or subject to appeal as of the Closing Date.

(q) Compliance with Laws.  To Seller’s knowledge, the Project, and the use and operation thereof, including all parking related thereto, is in compliance with all applicable federal, state, county, municipal and other governmental laws, ordinances, regulations, codes, licenses, permits and authorizations, and there are presently and validly in effect all licenses, permits and other authorizations necessary for the use, occupancy and operation of the Project as it is presently being operated except for violations that have not had, and would not reasonably be expected to have, a material adverse effect on the Project.

(r) Capital Improvements.  Except as otherwise disclosed on Exhibit 7.2(r), there are no capital improvement projects at the Project presently being performed by or at the direction of Seller, or any of its agents or sub-contractors, other than budgeted maintenance required in the ordinary course of business, and no material structural portion of the Project has been damaged or destroyed by fire, storm or other casualty that remains unrepaired.

(s) Personal Property.  The Personal Property is all of the personal property owned by Seller and used in, or necessary for, the operation of the Project.

(t) Employee Matters.  There are no employment agreements, union agreements, labor unions or collective bargaining agreements (collectively, “Collective Bargaining Agreements”) affecting the Project as to which Seller has any obligation or liability other than the agreements set forth on Exhibit 7.2(t).  Seller has provided true, accurate and complete copies of all such Collective Bargaining Agreements.  Except for those items specifically set forth in Exhibit 7.2(t), Seller has performed all obligations required to be performed by it under the Collective Bargaining Agreements, and to Seller’s knowledge, no default currently exists under any of the Collective Bargaining Agreements.  No employee, labor union or other party to any such Collective Bargaining Agreement has brought or, to the Seller’s knowledge threatened to bring, any proceeding alleging a violation, breach or default by Seller under any such Collective Bargaining Agreement.  Seller shall indemnify, protect, defend and hold Buyer harmless from and against any and all obligations, liabilities, claims, losses, damages, costs or expenses, including reasonable attorneys’ fees, incurred by Buyer arising out of a breach of the representations and warranties contained in this Section 7.2(t).  The provisions of this Section 7.2(t) shall survive Closing.

(u) Company Plans; ERISA.

(a)        As of the Effective Date, there are no Company Plans (as hereinafter defined) except as listed on Exhibit 7.2(u).  There are no actions, suits, claims or disputes pending, or, to the knowledge of Seller, threatened, anticipated or expected to be asserted against or with respect to any Company Plan or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims).

(b)        All contributions, premiums and other payments required by law or any Company Plan or Collective Bargaining Agreement and, to the Seller’s knowledge, to any Seller Multiemployer Plan, have been made by Seller, without regard to any waivers granted under Section 412 of the Internal Revenue Code, to any fund, trust or account established thereunder or in connection therewith have been made by the due date thereof, and no amounts are or will be due to the PBGC (except for premiums in the ordinary course of business) and any and all contributions, premiums and other payments with respect to compensation or service before and through the Closing, or otherwise with respect to periods before and through the Closing, due from any of Seller or any person that for purposes of Title I and Title IV of ERISA  and Section 412 of the Internal Revenue Code would be deemed at any relevant time to be a single employer with Seller under Section 414(b), (c), (m) or (o) of the Internal Revenue Code or Section 4001 of ERISA (the “ERISA Affiliates”) to, under or on account of each Company Plan (and, to Seller’s knowledge, with respect to any Multiemployer Plan) shall have been paid prior to the due date thereof.  No event has occurred and no condition exists with respect to any Company Plan that has resulted or could result in: (A) liability under Section 4069 or 4212(c) or any other provisions of Title IV of ERISA, to Buyer or any of its affiliates that would not have been incurred by Buyer or any of its affiliates but for the transactions contemplated hereby, or to Seller; or (B) a lien or other security interest on or after the Closing under Section 412(n) or 436 of the Internal Revenue Code or Section 302(f), 303 or 307 of ERISA with respect to any property of Buyer, Seller or any of their ERISA Affiliates (including without limitation any such lien or interest incurred by virtue of the transactions contemplated hereby).

(c)        There are no Company Plans that are or have ever been subject to Title IV of ERISA or Section 412 of the Internal Revenue Code.  Except as set forth on Exhibit 8.4, no Seller or the ERISA Affiliates has at any time: (A) had any obligation to contribute to any Multiemployer Plan, or (B) withdrawn in any complete or partial withdrawal from any Multiemployer Plan in connection with or on behalf of any of its employees, or the employees of any property manager, manager, agent or cleaning or security contractor of Seller employing persons working at the Project and covered by the Collective Bargaining Agreements; or (C) received or given any notice that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 305 of ERISA).

(d)       Each Company Plan intended to be qualified under Section 401(a) of the Internal Revenue Code (including each related trust intended to be exempt from taxation under Section 501(a) of the Internal Revenue Code) has received a current favorable Internal Revenue Service determination letter or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service.  To the knowledge of Seller, no Company Plan, including the administration thereof, is or has been in violation of Section 409A of the Internal Revenue Code such that any tax or other penalty would be due (from any person) under Section 409A of the Internal Revenue Code.

(e)        (i) No Company Plan that is a “welfare benefit plan” as defined in Section 3(1) of ERISA provides for continuing benefits or coverage for any participant or beneficiary or covered dependent of a participant after such participant’s termination of employment, except to the extent required by law; (ii) there has been no violation of Section 4980B of the Internal Revenue Code or Sections 601 through 608 of ERISA with respect to any such Company Plan that could result in any material liability; and (iii) no such Company Plans are “multiple employer welfare arrangements” within the meaning of Section 3(40) of ERISA.

(f)        The execution of this Agreement and the consummation of the transactions contemplated hereby do not constitute a triggering event under any Company Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any “parachute payment” (as defined in Section 280G of the Internal Revenue Code) or other payment (whether of severance pay or otherwise), or any acceleration of, vesting of or increase in payments or benefits to any employee or former employee or director of, or other present or former provider of services to, Seller.  No Company Plan provides for the payment of severance, termination, change-in-control or any similar type of payments or benefits.

(g)        Without limiting any other provision of this Section 7.2(u), no event has occurred and no condition exists, with respect to any Company Plan, that has subjected Seller or could subject Buyer or any of its affiliates to any tax, fine, penalty or other liability that would not have been incurred by Buyer or any of its affiliates but for the transactions contemplated hereby.  No Company Plan is or will be directly or indirectly binding on Buyer by virtue of the transactions contemplated hereby.

For purposes of this Section 7.2(u), the following terms shall have the following meanings:

(1)           “Company Plan” means a Plan, other than a Multiemployer Plan, which Seller or any other employer of employees at the Project, or any ERISA Affiliate, sponsors, maintains, has any obligation to contribute to, has or may have liability under or is otherwise a party to, or which otherwise provides benefits for employees, former employees, independent contractors or former independent contractors (or their dependents and beneficiaries) of Seller or any other employer of the employees at the Project, on the date of this Agreement or at any time subsequent thereto and on or prior to the Closing Date, and, in the case of a Company Plan which is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, at any time during the five year period preceding the date of this Agreement.

(2)           “ERISA” shall have the meaning set forth in Section 8.1(j) hereof.

(3)           “Multiemployer Plan” shall have the meaning set forth in Section 8.1(j) hereof.

(4)           “Plan” means any employment, consulting, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen’s compensation or other insurance, severance, separation, termination, change of control,  or other benefit plan, understanding, agreement, practice, policy or arrangement of any kind, whether written or oral, and whether or not subject to ERISA, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

Company Plan Compliance.  Each of the Company Plans (including any related trust) is, and its administration and operation (including without limitation, with respect to reporting and disclosure) is and has been, in material compliance with its terms and all applicable laws (including, without limitation, all tax rules compliance with which is required for any intended favorable tax treatment).

Seller shall indemnify, protect, defend and hold Buyer harmless from and against all obligations, liabilities, claims, losses, damages, costs or expenses, including reasonable attorneys’ fees, incurred by Buyer arising out of or relating to Seller’s failure to make or have made all contributions, premiums and other payments required by law or by any Company Plan, Collective Bargaining Agreement or Multiemployer Plan in accordance with this Section 7.2(u).  The provisions of this Section 7.2(u) shall survive the Closing.

(v) No Environmental Notices.  Except as referenced in the Third Party Reports, Seller has not received from any third party (including any federal, state or municipal governmental agency) any written request for information, notices of claim, demand letters or other notification concerning Hazardous Substances at, on or under the Project or that Seller is or may be potentially responsible for the removal and/or clean up of any Hazardous Substances at, on or under the Project.  Seller has provided true, accurate and complete copies of all Third Party Reports relating to environmental and Hazardous Substances.

(w) Seller’s Knowledge.  As used in this Agreement, the phrases “to Seller’s actual knowledge” or “to Seller’s knowledge” shall mean and refer only to the actual knowledge, of (i) Seller’s Vice President of Investments, Brad Antici, (ii) Seller’s asset manager, Jay Buckley, and (iii) Seller’s property manager, Micah Larmie, without any duty of inquiry or investigation.  Seller represents and warrants that the individuals identified above are the representatives having responsibility for oversight and day-to-day management of the Project.

(x) Change of Conditions.  Seller shall promptly notify Buyer in the event that any of Seller’s representations or warranties become untrue, incorrect or misleading in any material respect.  If any of Seller’s representations or warranties shall be untrue and incorrect in a material respect at Closing because a change in facts or circumstances subsequent to the Effective Date has made the applicable representation or warranty no longer true and correct, then Buyer may pursue its remedies under Section 10.2.

ARTICLE 8
COVENANTS

8.1 Covenants of Seller.  Seller covenants and agrees with Buyer as follows:

(a) Access.  Subject to the terms and conditions of Section 6.1, during normal business hours prior to Closing, Seller agrees to give to Buyer and its Authorized Representatives reasonable access to the Project and the books and records directly relating to the ownership, management, maintenance and operation of the Project.

(b) Operation of Project Prior to Closing.  Prior to Closing, Seller shall: (i) not cancel or permit cancellation of any casualty or liability insurance carried with respect to the Project; (ii) operate and maintain the Project on a basis consistent with historical operations including, without limitation, undertaking reasonably required ordinary maintenance and repair of the Improvements (but not including any capital or extraordinary expenditures), (iii) not remove from the Project any personal property unless such item is replaced by an item of similar utility and value, (iv) comply with the terms of the Leases, Contracts, and Collective Bargaining Agreements, (v) not enter into any new Leases or modify or terminate any existing Lease except as provided in Section 8.1(h), and  (vi) not enter into any new Contract or amend, renew, extend, modify or terminate any Contract, without the prior written consent of Buyer, unless terminable upon thirty (30) days notice or terminable at Closing without premium or penalty.  If, prior to Closing, Seller provides Buyer with a proposed Contract or amendment to a Contract, and Buyer does not object to the terms thereof within the earlier of: (x) five (5) business days following Buyer’s receipt thereof or (y) the Closing, Buyer shall be deemed to have disapproved such Contract or amendment.  If Buyer affirmatively consents in writing to such Contract or amendment, Buyer shall assume the obligations and liabilities of Seller thereunder at Closing, provided that such Contract is assumed by Buyer at Closing in accordance with this Agreement.  With respect to Contracts in effect on the Effective Date or entered into after the Effective Date subject to and in accordance with the terms and provisions of this Agreement, Seller shall, to the extent terminable at Closing upon notice without the payment of a premium or penalty by Seller and upon Buyer’s written request prior to the end of the Inspection Period, cancel and terminate such Contracts effective as of the Closing Date.  In addition, Seller shall terminate, effective as of the date of Closing, any Contracts which may not be or are not assumed by Buyer  pursuant to the terms hereof or which Buyer designates for termination prior to end of Inspection Period.  Notwithstanding the foregoing or anything herein to the contrary, at Closing, Buyer shall only be obligated to assume the Contract(s) listed on Exhibit 7.2(i) of this Agreement and identified with the single asterisk (*) in the first column provided that, to the extent vendor consent is required in order for Buyer to assume any such Contract, Buyer shall not be obligated to assume any such Contract at Closing unless the required consent is obtained on or prior to Closing; (ii) may only assume those Contracts listed on Exhibit 7.2(i) of this Agreement and identified with a double asterisk (**) in the first column, upon consent of the vendor; and (iii) shall have no right or obligation to assume the Contracts listed on Exhibit 7.2(i) of this Agreement and identified with the triple asterisk (***) in the first column.  Contracts that are assumed by Buyer at Closing in accordance with the provisions of this Section 8.1(b) shall be referred to herein as “Assumed Contracts”.  Buyer agrees to execute a replacement guaranty under the Atlantic Business Credit agreements and to obtain the release of Seller from its current guaranty under the Atlantic Business Credit agreements relating to liabilities accruing from and after Closing.  To the extent consent is required to assign a Contract to Buyer, Seller shall use commercially reasonable efforts to obtain such consent prior to Closing.  Buyer shall have no obligation to, and shall not, assume any Contracts other than Assumed Contracts.  Seller shall retain all liabilities and obligations with respect to all Contracts other than Assumed Contracts.  Notwithstanding the foregoing, Seller may renew or Buyer shall renew the Project’s participation in the BOMA Chicago Multiemployer Bargaining Group for any collective bargaining agreements that expire prior to Closing or in the 2011 calendar year.  Buyer and Seller shall each use reasonable efforts to obtain the consents required to assign all Contracts designated to be assumed by Buyer at or before Closing.  The provisions of this Section 8.1(b) shall survive Closing.

(c) Payments.  Subject to the terms of this Agreement, Seller will cause to be paid when due and shall be responsible for all trade accounts and costs and expenses of operation and ordinary maintenance of the Project incurred prior to the Closing Date.  The provisions of this Section 8.1(c) shall survive Closing.

(d) Cooperation.  Seller will reasonably assist and cooperate with any physical or environmental evaluation, study or audit of the Project prepared by, for or at the request of Buyer.

(e) Notification of Subsequent Events.  Prior to Closing, Seller shall notify Buyer if Seller acquires knowledge of, or receives any written notice of, any material change in or to the Project.

(f) Tenant Estoppel Certificates.  Seller shall use commercially reasonable efforts to obtain estoppel certificates directly from each and every tenant of the Project.  It shall be a condition of Buyer’s obligation to close title hereunder that at least five (5) business days before Closing, Seller shall have delivered executed and currently dated (no earlier than thirty (30) days prior to the scheduled Closing Date) estoppel certificates in material conformance with the form attached hereto as Exhibit 8.1(a)-Tenant Estoppel Certificate from (i) each Major Tenant (defined below),  and (ii) from tenants whose leases together with the leases of the Major Tenants represent at least eighty-two and one half percent (82½ %) of the aggregate rental revenue of the Project determined on an annualized basis.  Notwithstanding the immediately preceding sentence, Seller may deliver a Seller’s estoppel certificate  (“Seller Estoppel”) in the form attached hereto as Exhibit 8.1(b)-Seller Estoppel Certificate for any tenant (other than any Major Tenant) not providing an estoppel certificate directly, provided that Seller Estoppels may not be delivered for leases representing more than five percent (5%) of the aggregate rental revenue of the Project such that the sum of the amount of the aggregate rental revenue of the Project covered by estoppel certificates delivered by Tenants and covered by the Seller’s estoppels shall be at least equal to eighty-two and one half percent (82½ %) of the aggregate rental revenue of the Project determined on an annualized basis, in which case the required tenant estoppels will be deemed to have been obtained.  “Major Tenants” means each of the United States General Services Administration (“GSA”), Clear Channel Broadcasting, Katz Media, Young & Rubicam, Inc., United Health Services, and Motorola, Inc.  Estoppel certificates received by Buyer shall be deemed acceptable unless Buyer objects to such estoppel certificate upon the earlier of: (i) five (5) business days of actual receipt or (ii) Closing. Notwithstanding the foregoing, if a tenant’s lease provides for a different standard for an estoppel certificate, delivery of an estoppel in compliance therewith by Seller shall be deemed compliance herewith with respect to such tenant estoppel. Buyer further hereby agrees that knowledge qualifications by the tenant regarding landlord’s actions under subsections (g) and (h) shall be deemed acceptable modifications to a tenant estoppel certificate.

(g) Easement Estoppels and GSA Lease Statement.  Seller shall use commercially reasonable efforts to obtain the estoppels and lease statement described in this Section 8.1(g) from the applicable party.  It shall be a condition to Buyer’s obligation to close title hereunder that Seller shall have delivered to Buyer (i) estoppel certificates from the third parties set forth on Exhibit 8.1(g) (“Required Easement Estoppels”) relating to any covenants or other easements that contain ongoing obligations,  (ii) an estoppel certificate relating to the Parking Agreement and (iii) a statement of lease and novation agreement from GSA relating to the GSA Lease at the Project in lieu of delivery of a tenant estoppel certificate, all in form and substance reasonably satisfactory to Buyer.  Unless designated as a Required Easement Estoppel, the failure to obtain any other easement estoppel shall not constitute a condition of Closing or entitle Buyer to terminate this Agreement or delay Closing in any manner.  Buyer acknowledges and agrees that this Transaction is not subject to any type of financing contingency.

(h) Leasing.  Seller (and/or Seller’s agents), in consultation with Buyer, shall continue in good faith to advance leasing activities for the Project including, without limitation, new leases and extensions, expansions, renewals or other modifications to existing Leases.  Notwithstanding any provision herein to the contrary, Seller shall not enter into any new lease, or any extension, expansion, renewal or modification of any existing Lease (unless pursuant to the exercise by tenant of an option contained in its Lease as of the Effective Date that does not require landlord’s consent) unless Buyer approves the same in writing, in its reasonable discretion.  Seller shall provide Buyer with written notice of any proposed modification, termination, extension or new Lease requiring Buyer’s approval.  Buyer shall have five (5) business days within which to approve in writing such proposal.  Any proposal not affirmatively approved by Buyer in writing within such five (5) business day period shall be deemed rejected by Buyer.  Buyer shall not assume any obligations incurred in connection with any proposed new Lease or amendment or modification to an existing Lease, including, without limitation, leasing commissions and tenant improvement costs, unless Buyer affirmatively approves such new Lease or amendment or modification in accordance with the terms hereof or such amendment or modification documents the exercise by the Tenant of an option contained in its Lease as of the Effective Date that does not require landlord’s consent.  Seller shall not enter into any Lease or amendment without Buyer’s prior express written consent, which may be withheld in Buyer’s sole discretion.

(i) Employee Matters.  Except for any withdrawal liability, as described in Section 8.1(j), Seller shall retain all liabilities and obligations in connection with or relating to employees employed by Seller or any agents, contractors or managers of Seller at the Project, including liabilities and obligations in connection with (i) accrued vacation, (ii) health insurance contributions for employees who are on a leave of absence or on COBRA coverage at the time of Closing, and (iii) the Collective Bargaining Agreements set forth on Exhibit 7.2(t) in each case, with respect to the period before the Closing Date.  Buyer shall assume or cause its agents, managers and/or contractors to assume all Seller’s liabilities and obligations in connection with or relating to the Collective Bargaining Agreements set forth on Exhibit 7.2(t) and any successor collective bargaining agreements that are negotiated before the Closing or become effective in the 2011 calendar year, including compliance with the terms thereof and with the compensation, health, welfare and other benefits specified therein with respect to the employees covered thereby in each case with respect to the period from and after the Closing Date.  Seller shall indemnify, protect, defend and hold Buyer harmless from and against any and all obligations, liabilities, claims, losses, damages, costs or expenses, including reasonable attorney’s fees, incurred by Buyer arising out of Seller’s failure to comply with the provisions of this Section 8.1(i).  Buyer shall indemnify, protect, defend and hold Seller harmless from and against any and all obligations, liabilities, claims, losses, damages, costs or expenses, including reasonable attorney’s fees, incurred by Seller arising out of Buyer’s failure to comply with the provisions of this Section 8.1(i).  Buyer shall have no liability for any “COBRA” continuation with respect to qualifying events occurring before Closing regarding employees (and their beneficiaries) of Seller and its affiliates and Seller’s agents, managers and/or contractors.  The provisions of this Section 8.1(i) shall survive Closing.

(j) Multiemployer Plans.  Seller has obligations to contribute to the Multiemployer Plans(s) (as defined in Section 3(37) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that are subject to Section 4201 of ERISA (the “Multiemployer Plans”) described on attached Exhibit 8.4.  If the sale of the Project and the related transactions contemplated by this Agreement would otherwise constitute a complete or  partial withdrawal from a Multiemployer Plan by Seller or any of its agents or affiliates under Section 4201 of ERISA, then (i) Buyer shall have an obligation to contribute to such Multiemployer Plan for substantially the same number of contribution base units for which Seller had an obligation to contribute prior to Closing, (ii) to the extent required by such Multiemployer Plan and Section 4204 of ERISA, Buyer shall provide to such Multiemployer Plan, for a period equal to five plan years of such Multiemployer Plan, commencing with the first plan year beginning after the Closing Date, a bond issued by a corporate surety company that is an acceptable surety for purposes of Section 412 of ERISA, or an amount held in escrow by a bank or a similar financial institution or such other equivalent form of security permitted for this purpose in an amount equal to 100% (or 200% in the case that the Multiemployer Plan is in reorganization in the plan year during which the Closing Date occurs) of the greater of (A) the average annual contribution required to have been made by Seller with respect to the operations under the Multiemployer Plan for the three plan years preceding the plan year in which the Closing Date occurs or (B) the annual contribution that Seller was required to have made with respect to the operations under the Multiemployer Plan for the last plan year of the Multiemployer Plan preceding the plan year in which the Closing Date occurs, which bond, escrow or security shall be paid to the Multiemployer Plan if the Buyer withdraws from the Multiemployer Plan, or fails to make a contribution to the Multiemployer Plan when due, at any time during the first five plan years of the Multiemployer Plan beginning after the Closing Date, (iii) Buyer shall notify the Multiemployer Plan of the transactions contemplated herein and will use its reasonable efforts to satisfy such Multiemployer Plan that such transactions comply with the terms of Section 4204 of ERISA and (iv) to the extent required by such Multiemployer Plan and Section 4204 of ERISA, Seller agrees that, if Buyer completely or partially withdraws (within the meaning of Sections 4203 and 4205 of ERISA, respectively) from such Multiemployer Plan during the five plan years following the Closing Date and does not pay any part of any Withdrawal Liability by reason of such withdrawal, Seller shall be secondarily liable to the Multiemployer Plan for the Withdrawal Liability that it would have incurred but for the provisions of this subsection and Section 4204 of ERISA; provided, however, that Buyer shall reimburse Seller for any such payment within three (3) business days of written request by Seller.  If Seller is required to provide a bond or an amount in escrow to the extent required by, and under the circumstances described in, Section 4204(a)(3) of ERISA, Buyer shall pay to Seller the cost of such bond or the amount of such escrow within ten days prior to Seller obtaining such bond or within ten days prior to the Seller’s establishing such escrow.  Seller shall not be required to reimburse the Buyer for any such costs or amounts.  Buyer agrees to indemnify and hold harmless Seller from any and all claims, liabilities, penalties and reasonable expenses (including reasonable legal fees and expenses) which may be incurred on or after the Closing Date in connection with, arising under or relating to any withdrawal on or after the Closing Date from the Multiemployer Plan, under Section 4201 or 4204 of ERISA.  Seller shall request from the trustees of each Multiemployer Plan an estimate of the withdrawal liability that would be imposed on Seller under Section 4201 of ERISA if the Seller completely withdrew from the Multiemployer Plan at the time of the Closing of the transaction contemplated by this Agreement (“Withdrawal Liability Estimate”).  If a Withdrawal Liability Estimate received by Seller prior to Closing for a Multiemployer Plan sets forth a withdrawal liability estimate of  $50,000 or less, then with respect to each such Multiemployer Plan, Buyer or CommonWealth REIT may elect to not comply with the provisions of ERISA Section 4204 with respect to such Multiemployer Plan, in which case Buyer shall notify Seller in writing prior to the Closing of such election, and Buyer or CommonWealth REIT shall pay, on behalf of Seller, any withdrawal liability assessed against Seller by the Multiemployer Plan, regardless of the amount of the estimate.  To exercise this option, Buyer’s written notification must be received by Seller prior to the Closing, or Buyer will be obligated to comply with ERISA Section 4204, with regard to such Multiemployer Plan.  The provisions of this Section 8.1(j) shall survive Closing.

(k) Tax Proceedings.  After the Effective Date, Seller shall not commence any Tax Proceedings for the reduction of the assessed valuation of the Property for the 2011 or subsequent tax year or challenging the tax rates or other components used in determining real estate taxes or other Impositions for such years. The provisions of this Section 8.1(k) shall survive the Closing.

(l) GSA Lease Cooperation.  From and after Closing, Seller and Buyer shall cooperate with and assist each other in exercising rights and performing obligations as landlord under the GSA Lease, including collecting all rent and other amounts due from GSA under the GSA Lease and executing and delivering any paperwork or take any action reasonably necessary for Buyer to be recognized as the landlord under the GSA Lease, until such time as GSA formally recognizes Buyer as the owner of the Project and landlord under the GSA Lease.  From and after Closing, Seller shall not take any action or inaction with respect to the GSA Lease without obtaining Buyer’s prior written consent in each instance.  Pursuant to Section 3.4, Seller agrees to promptly remit to Buyer any and all rent and other amounts received by Seller under the GSA Lease following Closing which relate to the period from and after Closing, all of which shall be held in trust by Seller for Buyer.  Pursuant to Section 3.4, Buyer agrees to promptly remit to Seller any and all rent and other amounts received by Buyer under the GSA Lease following Closing which relate to the period before Closing, all of which shall be held in trust by Buyer for Seller.  From and after Closing, Seller shall not take any action or any inaction with respect to the GSA Lease without obtaining Buyer’s prior written consent in each instance.  Seller shall indemnify, protect, defend and hold Buyer harmless from and against any and all obligations, liabilities, claims, losses, damages, costs or expenses, including reasonable attorney’s fees, incurred by Buyer arising out of Seller’s failure to comply with the provisions of this Section 8.1(l).  The provisions of this Section 8.1(l) shall survive Closing.

(m) Additional Audits.  From the Closing until the date that is 365 days following the Closing Date, Buyer shall have the right to conduct a full audit of the books and records of Seller relating to the operations and financial results of the Project, to the extent required to comply with applicable securities Laws applicable to Buyer or its Affiliates, including, without limitation, Regulation § 210.3-05 or Regulation § 210.3-14 promulgated under the Securities Exchange Act of 1934, as amended.  To assist Buyer in preparing the SEC documents and any required audited financial statements, Seller agrees to (a) within thirty (30) days after the date of this Agreement, and at Buyer’s request, any time thereafter until the second anniversary of the Closing Date, deliver an audit inquiry letter regarding pending litigation and other matters in a form reasonably requested by Buyer (the “Audit Inquiry Letter”) to Seller’s counsel prior to Closing and deliver to Buyer an executed letter from such counsel in response to the Audit Inquiry Letter as soon as reasonably practicable thereafter.  Seller shall further reasonably cooperate, at no cost or expense to Seller, in connection with such audit, which shall include, if required by Buyer’s registered independent accounting firm in order to complete the audit and not on a going forward basis, answering a standard SAS 99 questionnaire and delivery of representation letter in form and scope reasonable acceptable to Seller, Buyer and Buyer’s registered independent accounting firm.  The provisions of this Section 8.1 shall survive the Closing for a period of two (2) years.  Buyer shall reimburse Seller for its actual and documented out-of-pocket expenses in connection with compliance with this Section 8.1.  All costs incurred as a result of Buyer undertaking such audit shall be borne exclusively by Buyer; provided, however, Seller shall make available such books, records and materials as may be reasonably requested by Buyer and Buyer’s registered independent accounting firm in order to conduct such audit.  All such audit activities shall be conducted at Seller’s or its agent’s place of business in a commercially reasonable fashion during normal business hours and upon five (5) days prior notice from Buyer to Seller.  If requested Seller shall provide copies of available information to Buyer, at the cost and expense of Buyer.

8.2 Environmental Release.  From and after Closing, Buyer agrees for itself and for its heirs, successors and assigns, to waive all of its rights under this Agreement other than with respect to breaches of the representation and warranty set forth in Sections 7.2(n) and 7.2(v), and any Environmental Laws to require Seller or any of Seller’s predecessor(s) in title to remediate or “clean up” the Project, including without limitation, Buyer’s rights under CERCLA or any analogous state laws.  “Environmental Laws” shall mean any federal, state or local statute, regulation or ordinance or any judicial or administrative decree or decision, whether now existing or hereinafter enacted, promulgated or issued, with respect to any hazardous materials, petroleum products, drinking water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water runoff, waste emissions or wells.  Without limiting the generality of the foregoing, the term shall encompass each of the following statutes, and regulations, order, decrees, permits, licenses and deed restrictions now or hereafter promulgated thereunder, and amendments and successors to such statutes and regulations as may be enacted and promulgated from time to time: (i) the Comprehensive Environmental Response, Compensation and Liability Act (codified in scattered sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C. Section 9601 et seq.) (“CERCLA”); (ii) the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) (“RCRA”); (iii) the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.); (iv) the Toxic Substances Control Act (15 U.S.C. Section 2061 et seq.); (v) the Clean Water Act (33 U.S.C. Section 1251 et seq.); (vi) the Clean Air Act (42 U.S.C. Section 7401 et seq.); (vii) the Safe Drinking Water Act (21 U.S.C. Section 349, 42 U.S.C. Section 201 and Section 300f et seq.); (viii) the National Environmental Policy Act (42 U.S.C. Section 4321 et seq.); (ix) the Superfund Amendments and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); (x) Title III of the Superfund Amendment and Reauthorization Act (40 U.S.C. Section 1101 et seq.); (xi) the Uranium Mill Tailings Radiation Control Act (42 U.S.C. Section 7901 et seq.); (xii) the Occupational Safety & Health Act (29 U.S.C. Section 655 et seq.); (xiii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.); (xiv) the Noise Control Act (42 U.S.C. Section 4901 et seq.); (xv) the Emergency Planning and Community Right to Know Act (42 U.S.C. Section 1100 et seq.); and (xvi) the Radon and Indoor Air Quality Research Act (45 U.S. C. Section 7401 note, et seq.).  For the purpose of this Agreement, the term "Hazardous Substances" shall mean any and all pollutants, contaminants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized under any Environmental Law (including, without limitation, lead paint, mold, asbestos, urea formaldehyde foam insulation, petroleum and polychlorinated biphenyls).  The provisions of this Section shall survive Closing for the applicable statute of limitations period.

8.3 General Release.  EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN CONTRACT, STRICT LIABILITY OR TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER, AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS AND AMERICANS WITH DISABILITIES ACT) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROJECT.  BUYER ACKNOWLEDGES AND AGREES THAT THE WAIVERS, RELEASES AND OTHER PROVISIONS CONTAINED IN THIS AGREEMENT WERE A MATERIAL FACTOR IN SELLER’S ACCEPTANCE OF THE PURCHASE PRICE AND THAT SELLER WOULD HAVE BEEN UNWILLING TO SELL THE PROJECT TO BUYER UNLESS SELLER IS RELEASED AS EXPRESSLY SET FORTH ABOVE.  BUYER, WITH BUYER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT, AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF.  THE FOREGOING WAIVER AND RELEASE SHALL NOT MODIFY, ALTER OR LIMIT ANY OF SELLER’S REPRESENTATIONS OR WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS TO BE DELIVERED AT CLOSING.  THE PROVISIONS OF THIS SECTION SHALL SURVIVE CLOSING.

ARTICLE 9
CLOSING MATTERS

9.1 Conditions to Buyer’s Obligations.  The obligations of Buyer to consummate the Transactions contemplated by this Agreement are subject to the satisfaction of each of the conditions to closing in favor of Buyer set forth in this Agreement, including the following conditions, as of the Closing Date, except to the extent any such condition is waived in whole or in part by Buyer in writing at or prior to Closing.  Seller shall cause the conditions set forth in this Section 9.1 which are within its control to be satisfied and shall use commercially reasonable efforts to cause the conditions set forth in this Section 9.1 which are not within its control to be satisfied.

(a) No Injunction.  On the Closing Date, there shall be no third party injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the Transaction not be consummated.

(b) Closing Deliveries.  Seller shall have completed all the deliveries required to be made by Seller under Section 9.3 of this Agreement.

(c) Performance of Covenants and Status of Representations.  Seller shall have performed each and every covenant to be performed by it prior to the Closing, and Seller’s representations and warranties contained herein shall be true and correct in all material respects as of the Closing Date.

In the event of a failure of a condition set forth in 9.1(a), (b) or (c) above, Buyer shall have the right to terminate this Agreement and pursue the remedies set forth in Section 10.2 and shall be entitled to a return of the entire Escrow Deposit.

9.2 Conditions to Seller’s Obligations.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions as of the Closing Date, except to the extent any such condition is waived in whole or in part by Seller in writing at or prior to Closing.  Buyer shall cause the conditions set forth in this Section 9.2 which are within its control to be satisfied and shall use reasonable efforts to cause the conditions set forth in this Section 9.2 which are not within its control to be satisfied.

(a) No Injunction.  On the Closing Date, there shall be no third party injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the Transaction not be consummated.

(b) Closing Deliveries.  Buyer shall have completed all the deliveries required to be made by Buyer under Section 9.3 of this Agreement.

(c) Performance of Covenants and Status of Representations.  Buyer shall have performed each and every covenant to be performed by it prior to the Closing, and Buyer’s representations and warranties contained herein shall be true and correct in all material respects as of the Closing Date.

9.3 Closing Deliveries.  At Closing, Seller and Buyer shall execute and deliver, through a mutually acceptable escrow arrangement, all documents reasonably necessary to effectuate the Transaction, all of which shall be in a form reasonably acceptable to Buyer and Seller, including, but not limited to, the following:

(a) Special Warranty Deed.  Seller shall execute and deliver the Special Warranty Deed in the form attached hereto as Exhibit 9.3(a).

(b) Assignment and Bill of Sale.  The parties shall execute and deliver the Assignment and Bill of Sale in the form attached hereto as Exhibit 9.3(b).

(c) Tenant Notice Letters.  Seller shall prepare and deliver to Buyer notices to each tenant stating that Buyer has agreed to assume Seller’s obligations under the Leases arising from and after the Closing Date and, subject to Section 3.4(c), for any applicable security deposit and setting forth the address for future rental payments.

(d) Documents.  Seller shall deliver originals, or certified copies, of (i) all Leases in force on the Closing Date, (ii) all Contracts and Permits transferred and assigned to Buyer, (iii) all “as built” plans, construction plans, specifications, diagrams, surveys, schematics or other documents relating or pertaining to the Project in the possession or control of Seller (collectively “Plans”), including, but not limited to, records relating to repair, renovation and maintenance of the Project; (iv) all notices to tenants relating to this Transaction and the receipt of security deposits as necessary or appropriate under applicable law.  Seller shall deliver copies of: (i) all Third Party Reports; (ii) all tax statements (both real and personal property) and utility statements for the current and prior year, and (iii) all other documents referred to in this Agreement or in the exhibits or schedules hereto not previously delivered.

(e) Leases.  Seller shall deliver a current and updated list of Leases and all tenant files related to the Leases.

(f) FIRPTA.  Seller shall execute and deliver an affidavit from Seller that Seller is not a foreign person as defined in the Foreign Investment in Real Property Tax Act of 1980, as amended, in the form attached hereto as Exhibit 9.3(f).

(g) Purchase Price.  Buyer shall deliver, pursuant to a mutually acceptable escrow arrangement, the Purchase Price, as adjusted by prorations pursuant to the closing statement and the terms of this Agreement, in immediately available funds.

(h) Settlement Statement.  The parties shall execute and deliver a Settlement Statement reflecting the payment of the Purchase Price and any applicable prorations and adjustments.

(i) Transfer Tax and Transfer Tax Forms.  Seller and Buyer shall pay the transfer taxes for which each is responsible pursuant to this Agreement and shall deliver any transfer declaration or other documentation or forms required to comply with any state and/or local transfer tax requirements as to the Transaction.

(j) Keys.  Seller shall deliver all keys and master keys in Seller’s possession or control to all locks located on the Real Property properly tagged for identification as well as card keys and cards for the security systems, if any.

(k) Evidence of Authority.  Both parties shall deliver to Title Company such evidence or documents as may reasonably be required by the Title Company or either party hereto evidencing the authority of any person or persons who are executing any of the documents required hereunder in connection with the Transaction.

(l) Bulk Sales Clearances. If received by Seller, Seller shall deliver the State Clearance, the City Clearances and the County Clearances, as defined in Section 9.4 below, and/or shall otherwise comply with the requirements of Section 9.4 below.

(m) Assignment and Assumption of Leases. The parties shall execute and deliver an Assignment and Assumption of Leases in the form attached hereto as Exhibit 9.3(m).

(n) Assignment and Assumption of Contracts. The parties shall execute and deliver an Assignment and Assumption of Contracts in the form attached hereto as Exhibit 9.3(n).

(o) Assignment and Assumption of Tradename and Trademarks. The parties shall execute and deliver an Assignment and Assumption of Tradename and Trademarks in the form attached hereto as Exhibit 9.3(o).

(p) Estoppels.  Seller shall have delivered the  tenant estoppel certificates, Seller Estoppels (if applicable), GSA Lease statement, Required Easement Estoppels  and other documents required to be delivered pursuant to Section 8.1 (f) and (g).

(q) Title Policy.  The Title Company shall have issued to Buyer the Title Policy or a marked commitment or proforma policy that is effective as of the Closing Date and by which Title Company is irrevocably bound to issue the Title Policy and Required Endorsements.

(r) Rent Roll.  Seller shall deliver a current and updated Rent Roll.

(s) Operating Statements.  Seller shall deliver the most recent Operating Statements for the Project.

(t) Parking Agreement.  Seller shall prepare and deliver to Buyer a notice to 111 East Wacker, LLC and System Parking, Inc. pursuant to Section 4 of the Parking Agreement indicating that the Seller’s Building Representative (as defined in the Parking Agreement) is resigning effective as of Closing and will be substituted and replaced by Buyer’s Building Representative (as defined in the Parking Agreement) who shall initially be David Buchanan.

(u) Miscellaneous.  Each party shall deliver such other documents as may be required under other provisions of this Agreement or as may reasonably be required by the other party to consummate the Transaction, including, but not limited to a closing statement, Seller’s title affidavit, Seller’s “gap” indemnity (if required by the Title Company), bring down certificates regarding representations and warranties, and evidence of title clearance matters including pay-off letters from any lenders, assignment of transfer for any existing warranties, standard assignments relating to any GSA Leases and documents of assignment relating to any tenant security deposits held in the form of a letter of credit, and contract terminations for those Contracts not being assumed by Buyer hereunder.  The affidavit to be delivered by Seller to the Title Company shall be in the form attached hereto as Exhibit 9.3(u).

9.4  Bulk Sales

(a)           Illinois Tax Withholding.  Seller shall deliver a Notice of Sale or Purchase of Business Assets to the Illinois Department of Revenue in the form required by Section 902(d) at least ten (10) business days prior to Closing.  If received by Seller on or before Closing, Seller shall deliver to Buyer a certificate issued by the appropriate Illinois department stating that the withholding obligations under Section 902(d) ("Section 902(d)") of the Illinois Income Tax Act ("Act") do not apply to the transaction contemplated by this Agreement or specifying the holdback of sale proceeds which will satisfy Buyer's obligations under said Section 902(d) of the Act (the “State Clearance”).  If a State Clearance is so delivered or received by Buyer and requires that funds be withheld pursuant to the terms thereof, then Buyer may, at the Closing, deduct and withhold from the proceeds that are due to Seller the amount necessary to comply with the withholding requirements imposed by Section 902(d) of the Act.  Buyer shall deposit the amounts withheld in escrow with the Title Company, as escrowee, pursuant to terms and conditions acceptable to Seller and Buyer, but in any event complying with Section 902(d) of the Act. If a State Clearance is not issued to Seller or Buyer on or before Closing, then provided Seller timely delivered the aforesaid Notice of Sale or Purchase of Business Assets to the Illinois Department of Revenue, no deduction or withholding from the proceeds due Seller shall be made pursuant to this subsection (a).  If a State Clearance is not issued to Seller or Buyer on or before Closing, then Seller shall indemnify and hold harmless Buyer from any liability Buyer incurs under the Act with respect to amounts owed by Seller to the State of Illinois, which indemnity shall survive the Closing.

(b)           City of Chicago Tax Withholding.  Seller shall deliver a Bulk Sales Notification to City of Chicago Department of Revenue in the form required by Section 3-4-10 within three (3) business days after the Effective Date.  If received by Seller on or before Closing, Seller shall deliver to Buyer a written notice issued by the City of Chicago Department of Revenue indicating that Buyer has no obligation to withhold any amounts from the Purchase Price upon the transfer of the Project pursuant to the City of Chicago Bulk Sales Ordinance (Sec. 3-4-140 of the Uniform Revenue Procedures Ordinance of the Municipal Code of Chicago) (the "City Code Bulk Sales Ordinance") or specifying the holdback of sale proceeds which will satisfy Buyer's obligations under the City Code Bulk Sales Ordinance (the "City Clearance").   If a City Clearance is so delivered or received by Buyer and requires that funds be withheld pursuant to the terms thereof, then Buyer may, at the Closing, deduct and withhold from the proceeds that are due to Seller the amount necessary to comply with the withholding requirements imposed by the City Code Bulk Sales Ordinance.  Buyer shall deposit the amounts withheld in escrow with the Title Company, as escrowee, pursuant to terms and conditions acceptable to Seller and Buyer, but in any event complying with the City Code Bulk Sales Ordinance. If a City Clearance is not issued to Seller or Buyer on or before Closing, then Seller shall indemnify and hold harmless Buyer from any liability Buyer incurs under the City Code Bulk Sales Ordinance with respect to amounts owed by Seller to the City of Chicago, which indemnity shall survive the Closing.

(c)           Cook County Tax Withholding.  Seller shall deliver a Notice of Bulk Sales and Transfer to the Cook County Department of Revenue in the form required by Section 34-77 within three (3) business days after the Effective Date.  If received by Seller on or before Closing, Seller shall deliver to Buyer a certificate issued by the Cook County Department of Revenue stating that the Buyer has no obligation to withhold any amounts from the Purchase Price upon the transfer of the Project pursuant to the Cook County Bulk Sales Ordinance (Sec. 34-77 of the Cook County, Illinois Code of Ordinances) (the “County Bulk Sales Ordinance”) or specifying the holdback of sale proceeds which will satisfy Buyer's obligations under the County Bulk Sales Ordinance (the "County Clearance").  If a County Clearance is delivered to or received by Buyer prior to Closing and requires that funds be withheld pursuant to the terms thereof, then Buyer may, at the Closing, deduct and withhold from the proceeds that are due to Seller the amount necessary to comply with the withholding requirements imposed by the County Bulk Sales Ordinance.  Buyer shall deposit the amounts withheld in escrow with the Title Company, as escrowee, pursuant to terms and conditions acceptable to Seller and Buyer, but in any event complying with the County Bulk Sales Ordinance. If a County Clearance is not issued to Seller or Buyer on or before Closing, then Seller shall indemnify and hold harmless Buyer from any liability Buyer incurs under the County Bulk Sales Ordinance with respect to amounts owed by Seller to the Cook County, which indemnity shall survive the Closing.

9.5 Knowledge as a Defense.  Seller shall have no liability with respect to any breach of the covenants, representations and warranties of Seller set forth in this Agreement or any documents delivered pursuant hereto to the extent that Buyer proceeds with the Closing of the Transaction with actual knowledge of such breach and such breach was disclosed to Buyer in a separate writing.

9.6 Limitations on Liability.  Notwithstanding anything to the contrary in this Agreement, following consummation of the Closing, under no circumstances shall Seller be liable to Buyer on account of this Agreement, any covenant, representation, warranty or indemnification obligation herein or in any document executed in connection with this Agreement or any transaction or matter contemplated hereby, unless (w) the breach results from, or is based on, a condition, state of facts or other matter which was not disclosed in a separate writing to or otherwise known by Buyer prior to Closing; (x) written notice is provided to Seller prior to the expiration of the one (1) year survival period provided for in Section 12.9; (y) any action with respect to such breach is commenced by Buyer within thirty (30) days following the end of such survival period; and (z) Buyer’s claim exceeds Fifty Thousand and No/100 Dollars ($50,000.00), in the aggregate, in which event the full amount of such claims shall be actionable but in no event shall the aggregate amount of any and all liabilities or obligations of Seller hereunder exceed the amount of Four Million and No/100 Dollars ($4,000,000.00), excluding (a) Seller’s obligation to remove any monetary or other liens relating to the Project under Section 4.3, (b) Seller’s indemnity obligations under Sections 7.2(c), 7.2(t), 7.2(u), 8.1(i), 8.1(l),  9.4, 12.1, 12.20 and 13.1, (c) Seller’s obligations under Section 3.4, and (d) Seller’s obligation for liabilities retained by Seller under the documents of transfer executed at Closing.

Initialed by:

_______________                                                      __________________
Seller                                                             Buyer

ARTICLE 10
DEFAULTS AND REMEDIES

10.1 Damages Against Buyer.  If Buyer fails to perform any of Buyer’s obligations under this Agreement and Seller tenders performance, including the obligation to consummate the Transaction, then Seller may give written notice to Buyer demanding performance and specifying the alleged breach by Buyer.  Buyer and Seller agree that Seller’s sole remedy for a default hereunder by Buyer that remains uncured for more than five (5) business days following Seller’s written demand shall be termination of this Agreement by Seller upon written notice to Buyer and Title Company whereupon the Escrow Deposit shall be delivered to Seller as liquidated damages.  Buyer and Seller acknowledge and agree that actual damages will be extremely difficult and impractical to ascertain.  Therefore, the sum represented by the Escrow Deposit shall be deemed to constitute a reasonable estimate and agreed stipulation of Seller’s damages and shall constitute Seller’s sole and exclusive remedy in the event this Transaction fails to Close as a result of Buyer’s default.  Notwithstanding the foregoing, Buyer’s liability under Sections 6.1 and 12.1 hereof shall remain in full force and effect.

10.2 Damages Against Seller.  In the event that Seller fails to perform any of Seller’s obligations under this Agreement and Buyer tenders performance, including the obligation to consummate the Transaction, then Buyer may give written notice to Seller demanding performance and specifying the alleged breach by Seller.  If Seller fails to comply with Buyer’s written demand within five (5) business days after receipt of such written notice, Buyer’s sole remedy shall be to (i) waive such default and proceed to Closing without adjustment to the Purchase Price or other terms herein, or (ii) terminate this Agreement by providing written notice to Seller whereupon the Title Company shall deliver the Escrow Deposit to Buyer and Seller shall pay Buyer the Liquidated Damages Amount.  For purposes of this Agreement, “Liquidated Damages Amount” shall mean the greater of (x) One Million and No/100 Dollars ($1,000,000.00) and (y) if Seller enters into a contract or other agreement for the sale of all or any portion of the Project (a “Subsequent Sale Agreement”) within sixty (60) days after the date Buyer terminates this Agreement with any party other than Buyer or its affiliates (a “Subsequent Sale”), an amount equal to fifty percent (50%) of the difference (if a positive amount) between (A) the gross sales price set forth in the Subsequent Sale Agreement, and (B) the Purchase Price.  Seller shall pay the Liquidated Damages Amount set forth in (x) above (i.e. $1,000,000) to Buyer within two (2) business days following Buyer’s termination of this Agreement under this Section 10.2, and any additional amounts owed by Seller to Buyer in the event of a Subsequent Sale shall be paid by Seller to Buyer within two (2) business days following Seller’s entering into a Subsequent Sale Agreement for such Subsequent Sale.  Seller agrees that Buyer shall have the right to inspect and review on a redacted basis the Subsequent Sale Agreement solely to ascertain and confirm the accuracy of the gross sales price.  Buyer and Seller acknowledge and agree that actual damages will be extremely difficult and impractical to ascertain in the event Seller fails to perform any of Seller’s obligations under this Agreement.  Therefore, the parties hereby acknowledge and agree that the sum represented by the Liquidated Damages Amount shall be deemed to constitute a reasonable estimate and agreed stipulation of Buyer’s damages in the event this Transaction fails to Close as a result of Seller’s default.  Except as expressly provided to the contrary in this Section 10.2, Buyer expressly waives its rights to seek damages or specific performance in the event of the default of Seller under this Section 10.2.  The parties acknowledge and agree that the provisions of this Section 10.2 apply to breaches by Seller disclosed to or known by Buyer prior to Closing.  Seller’s liability under Section 12.1 hereof shall remain in full force and effect notwithstanding termination of this Agreement, and this Section shall not limit Buyer’s recourse against Seller pursuant to Seller’s indemnity under Section 12.1.

Initialed by:
_______________                                                      __________________
Seller                                                             Buyer

10.3 Special Damages.  In no event shall either Seller or Buyer be liable to the other for any special, exemplary, punitive, indirect, or consequential damages, or loss of profits, arising from or caused by the action, inaction, omission, default, or comparative or sole negligence of Seller or Buyer under this Agreement.  Seller and Buyer hereby release the other and such party’s members, partners, stockholders, officers, directors, employees, agents and representatives from, and covenant not to sue any of them for, any such special, exemplary, punitive, indirect or consequential damages, or loss of profits.

ARTICLE 11
RISK OF LOSS

11.1 Risk of Loss.  Prior to Closing, Seller shall have full risk of loss or damage with respect to the Project.  Upon Closing, full risk of loss or damage with respect to the Project shall pass to Buyer.  For purposes of this Article 11, “loss or damage” shall mean any loss, damage, destruction or injury to the Project by fire, storm, accident, flood, vandalism, environmental contamination or other casualty or hazard; and any condemnation, eminent domain or other similar proceeding affecting the Project.
11.2 Minor Damage.  In the event of loss or damage to the Project or any portion thereof (the “premises in question”) which is not “major” (as hereinafter defined), this Agreement shall remain in full force and effect, and Seller shall either: (i) perform any necessary repairs prior to Closing, (ii) reduce the cash portion of the Purchase Price in an amount equal to the reasonably estimated cost of such repairs as mutually determined by Seller and Buyer acting reasonably (Seller thereby retaining all of Seller’s right, title and interest to any claims and proceeds with respect to any casualty insurance policies or condemnation awards relating to the premises in question) or (iii) assign to Buyer its interest in any insurance proceeds; together with an amount equal to any applicable deductible relating thereto, or condemnation award and in such event Seller shall execute all documents reasonably required by Buyer or the insurance company to assign Seller’s rights and interests to such proceeds.  If Seller elects to perform repairs upon the Project, Seller shall use reasonable efforts to complete such repairs promptly and to Buyer’s reasonable satisfaction, and, if necessary, the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs; provided, however, Closing may not be extended for a period of more than thirty (30) days without the prior consent of Buyer.

11.3 Major Damage.  In the event of “major” loss or damage or, if Seller commits to repair any portion of the Project and fails to complete such repairs prior to Closing or, if agreed to by Buyer, within ninety (90) days following the date of the loss or damage (in which event the Closing shall be extended accordingly) provided, Buyer waives any right to terminate under Section 6.2, Buyer may either: (i) terminate this Agreement and receive a refund of the Escrow Deposit, or (ii) proceed with Closing and receive Seller’s insurance proceeds or condemnation award, if any, for such loss or damage, plus payment from Seller of the amount of the applicable insurance deductible relating thereto.  In such event, Seller shall execute all documents reasonably requested by Buyer to assign Seller’s rights and interest to such insurance or condemnation proceeds.

11.4 Definition of Major Loss or Damage.  For purposes of Sections 11.2 and 11.3, “major” loss or damage means: (i) loss or damage to the Project such that the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question immediately prior to the loss or damage would be, in the written opinion of a licensed architect retained by Seller and reasonably approved by Buyer, equal to or greater than Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00), (ii) any loss or damage to the Project permitting any Major Tenant  or tenants whose leases represent more than ten percent (10%) of the aggregate rental revenue of the Project to terminate their respective Leases, or (iii) any loss or damage due to a condemnation which permanently or materially impairs the use of the Project.

ARTICLE 12
GENERAL PROVISIONS

12.1 Brokerage Commission.  Seller shall pay a brokerage commission to Seller’s broker Eastdil Secured at Closing pursuant to the terms of a separate agreement.  Except as set forth in the preceding sentence, Seller and Buyer represent to each other that they have acted directly and independently with the other as principals and that neither Seller nor Buyer have retained or authorized the services of any broker or finder with respect to this Transaction.  Seller agrees to indemnify and hold Buyer harmless from and against all claims, liabilities and obligations for any commission, finder’s fee or other compensation in connection with this Agreement claimed by or through Seller.  Buyer agrees to indemnify and hold Seller harmless from and against all claims, liabilities and obligations for any commission, finder’s fee or other compensation in connection with this Agreement claimed by or through Buyer. If the Transaction does not close for any reason, including default by either Seller or Buyer, then no commission or reimbursement shall be due by any party hereto.

12.2 Confidentiality.  Prior to Closing, Seller and Buyer covenant and agree not to communicate the terms or any aspect of this Agreement and the transactions contemplated hereby to any person or entity and to hold, in the strictest confidence, the content of all information regarding the Project made available to Buyer by Seller or Seller’s agents or representatives, or any Confidential Information (as defined in Section 6.1) that  is supplied by Seller to Buyer or by Buyer to Seller and which is not or does not become publicly available, without the express written consent of the other party; provided, however, that either party may disclose the terms hereof and the transactions contemplated hereby (a) to its respective advisors, consultants, investors, mortgage broker, attorneys, accountants and lenders, all actual or prospective (the “Transaction Parties”) without the express written consent of the other party, so long as any such Transaction Parties to whom disclosure is made shall also agree to keep all such information confidential in accordance with the terms hereof and (b) if disclosure is required by law or by regulatory or judicial process, provided that in such event Seller or Buyer, as applicable, shall notify the other party in writing of such required disclosure, shall exercise all commercially reasonable efforts to preserve the confidentiality of the confidential documents or information, as the case may be, including, without limitation, reasonably cooperating with the other party to obtain an appropriate order or other reliable assurance that confidential treatment will be accorded such confidential documents or information, as the case may be, by such tribunal and shall disclose only that portion of the confidential documents or information which it is legally required to disclose. Notwithstanding anything in this Section 12.2 to the contrary, Buyer and its counsel, attorneys and advisors shall be entitled to disclose any of the foregoing information (i) to the extent required by applicable law, including, without limitation, the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), or any stock exchange applicable to Buyer and its affiliates, (ii) to the extent Buyer’s counsel, attorneys or advisors determines appropriate, in any prospectus, report or other filing made by Buyer or its affiliates with the SEC or any stock exchange to which Buyer or any affiliate is subject, or (iii) in any press release in connection with a disclosure under items (i) or (ii) above; provided, however, under no circumstances shall Buyer disclose to any third party, other than the Transaction Parties, the identity of Seller.  In addition, Seller shall not contact or conduct negotiations with public officials regarding this Agreement or the transactions contemplated hereby without the express written consent of Buyer, which may be withheld in Buyer’s sole discretion.

The foregoing confidentiality obligations shall not apply to the extent that any such information is a matter of public record or is provided in other sources readily available to the real estate industry other than as a result of disclosure by Seller or Buyer, as applicable, or the Transaction Parties.  Buyer and Seller shall consult with each other in good faith prior to making any public statements with respect to this Agreement and the transactions contemplated hereby and, except as otherwise may be required pursuant to applicable law, Buyer and Seller shall not make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby which identifies the other party, without the prior written consent of the other party, which consent shall not be unreasonably withheld.  Buyer and Seller each hereby indemnify the other against, and hold the other harmless from, any and all claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) arising in connection with their respective obligations under this Section 12.2.

Upon Closing, the above confidentiality restrictions shall be void and of no further force and effect, provided, however, that subsequent to Closing, neither Seller nor Buyer may use the other’s name in any disclosure without such other party’s consent, not to be unreasonably withheld.  If this Agreement is terminated for any reason, the provisions of this Section 12.2 shall survive the termination of this Agreement for a period of one year, and Seller, Buyer and the Transaction Parties will use all commercially reasonable efforts to destroy, upon request, all documents and other materials, and all copies thereof, obtained thereby in connection with this Agreement that are subject to such confidence.

12.3 Entire Agreement; No Third Party Beneficiaries.  This Agreement, together with the exhibits and schedules attached hereto and the other agreements expressly referred to herein, constitutes the entire agreement between the parties with respect to the Transaction.  All prior or contemporaneous agreements, understandings, representations, warranties and statements, oral or written, are superseded.  The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.  The provisions of this Section 12.3 shall survive the Closing.

12.4 Further Assurances.  The parties agree to take such further action and execute such documents and instruments as may be reasonably required in order to more effectively carry out the terms of this Agreement and the intentions of the parties.

12.5 Modification, Waiver.  Except as expressly contemplated herein, no modification, waiver, supplement or discharge of this Agreement shall be valid unless the same is in writing and signed by the party against whom the enforcement thereof is sought.  No waiver of a breach of any of the terms, covenants or conditions of this Agreement by either party shall be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition herein contained.  No waiver of any default by either party hereunder shall be implied from any omission by either party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect a default other than as specified in such waiver.

12.6 Severability.  If any term, provision, covenant or condition of this Agreement is held to be invalid, void or otherwise unenforceable to any extent by any court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and each term, provision, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.  The parties have participated jointly in the negotiation and drafting of this Agreement with assistance of legal and other counsel of their choosing.  In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

12.7 Successors.  Subject to the restriction on assignment provided herein, all terms of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

12.8 Assignment.  Buyer may assign its rights under this Agreement to a wholly owned subsidiary of Buyer or to a limited partnership or limited liability company controlled by either Buyer or its wholly owned entity without Seller’s consent; provided, however, no such assignment shall relieve Buyer of its obligations hereunder and the assignee must sign an assumption agreement in form reasonably acceptable to Seller.  Except as contemplated by the preceding sentence and by Section 13.1, Seller and Buyer shall not assign their respective rights, obligations or interest under this Agreement without the prior written consent of the other.

12.9 Survival.  Except as otherwise expressly provided herein, including in Sections 3.4 and 8.1(m), and in the last sentence of this Section 12.9, all warranties, representations and covenants of Seller contained herein shall survive Closing for a period of one (1) year from the Closing Date.  The terms of this Section 12.9 shall not be deemed to extend the specific period for performance of any obligations to be performed hereunder subsequent to Closing.  The following sections of this Agreement shall survive Closing without limitation subject to any applicable statute of limitations: Sections 6.1, 7.2(c), 7.2(t), 7.2(u), 8.1(b), 8.1(c), 8.1(i), 8.1(j), 8.1(k), 8.1(l), 8.2, 8.3, 9.4, 9.6, 10.2, 10.3, 12.1, 12.3, 12.4, 12.9, 12.10, 12.14, 12.20, 12.21, 12.22 and 13.1.

12.10 Attorneys’ Fees.  If either party commences legal proceedings for any relief against the other party arising out of this Transaction, this Agreement or any documents contemplated hereby, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses, including the cost of any appeal thereof.

12.11 Time.  Time is of the essence with respect to this Agreement.

12.12 No Other Inducement.  The making, execution and delivery of this Agreement  and the performance hereof by the parties has not been induced by any representations, statements, warranties or agreements other than those expressly set forth herein.

12.13 Computation of Time Periods.  All periods of time referred to in this Agreement shall include all Saturdays, Sundays and state or national holidays, unless the period of time specifies business days, provided that if the date or last date to perform any act or give any notice or approval shall fall on a Saturday, Sunday or state or national holiday, such act or notice may be timely performed or given on the next succeeding day which is not a Saturday, Sunday or state or national holiday.

12.14 Notices.  All notices, demands, requests, consents and waivers under this Agreement shall be in writing, shall refer to this Agreement and shall be (i) delivered personally, (ii) sent by registered or certified mail, postage prepaid, return receipt requested, (iii) sent via overnight delivery by a nationally recognized overnight courier, or (iv) sent by facsimile, with written confirmation of the receipt of such facsimile, addressed as set forth below. If delivered personally, any notice shall be deemed to have been given on the date delivered or refused. If mailed, any notice shall be deemed to have been given on the earlier to occur on the date of delivery or the third (3rd) business day after such notice has been deposited in the U.S. mail in accordance with this Section 12.14.  If sent by overnight courier, any notice shall be deemed to have been given on the first (1st) business day after the date following the date such notice was delivered to or picked up by the courier. If sent by facsimile, any notice shall be deemed to have been given (I) on the date sent, if confirmation of receipt thereof is given on or before 5:00 p.m. (CST), or (II) on the next business day, if confirmation of receipt thereof is given after 5:00 p.m. (CST). Copies of all notices shall be given in accordance with the above as follows:

Seller:                                      Parkway 233 North Michigan, LLC
Attention: James M. Ingram and Brad Antici

Office Address:                    188 E. Capitol Street
Suite 1000, One Jackson Place
Jackson, Mississippi  39201

Telephone Number:             (601) 948-4091
Facsimile Number:                (601) 949-4077

With a copy to:                     Forman Perry Watkins Krutz & Tardy LLP
Attention: Steven M. Hendrix

Office Address:                    200 South Lamar Street
Suite 100, City Centre Building
Jackson, Mississippi  39201

Telephone Number:             (601) 960-8603
Facsimile Number:                (601) 960-8609

Buyer:                                     c/o CommonWealth REIT
             Attention: David M. Blackman

Office Address:                     255 Washington Street
 Newton, MA 02458

Telephone Number:              (617) 796-8168
Facsimile Number:                 (617) 796-8267

With a copy to:                     Ropes & Gray LLP
Attention: David C. Djaha

Office Address:                    1211 Avenue of the Americas
New York, NY 10036

Telephone Number:             (212) 841-0489
Facsimile Number:                (646) 728-2936

Buyer and Seller hereby agree that legal counsel designated above or any replacement counsel, which may be designated by said party, is hereby authorized to give notices hereunder on behalf of its respective client(s) and any such notice shall be effective as if sent directly by the party.

12.15 Headings.  The captions and section headings used in this Agreement are for convenience of reference only and are not intended to define, limit or affect the interpretation or construction of any term or provision hereof.

12.16 Exhibits.  All appendixes, schedules or exhibits referred to herein or attached hereto are incorporated herein by this reference.

12.17 Counterparts.  This Agreement may be executed in multiple copies, each of which shall be deemed an original, but all of which shall constitute one Agreement binding on all parties.  Signatures hereon which are transmitted by facsimile or electronically shall be binding as if they were originals.

12.18 Governing Law.  This Agreement shall be governed, construed and enforced in accordance with the laws of the State in which the Real Property is located.

12.19 Effective Date.  The date of delivery to Title Company of a fully executed counterpart of this Agreement, as evidenced by Title Company’s notation in the space set forth below, shall be deemed the effective date of this Agreement (the “Effective Date”).

12.20 Patriot Act.  Each party hereby represents, warrants and certifies that: (i) neither it nor its officers, directors, or controlling owners is acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order, the United States Department of Justice, or the United States Treasury Department as a terrorist, “Specifically Designated National or Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control (“SDN”); (ii) neither it nor its officers, directors or controlling owners is engaged in this Transaction, directly or indirectly on behalf of, or instigating or facilitating this Transaction, directly or indirectly on behalf of, any such person, group, entity, or nation; and (iii) neither it nor its officers, directors or controlling owners is in violation of Presidential Executive Order 13224, the USA PATRIOT Act, (Public Law 107-56), the Bank Secrecy Act, the Money Laundering Control Act or any regulations promulgated pursuant thereto.  Each party hereby agrees to defend, indemnify and hold harmless the other party from and against any and all claims, damages, losses, risks, liabilities and expenses (including reasonable attorneys' fees and costs) arising from or related to any breach of the foregoing representations, warranties and certifications by the indemnifying party.  The provisions of this Section shall survive the termination of this Agreement or Closing and shall not merge into any deed delivered and accepted upon Closing.

12.21 Waiver of Jury Trial.  Seller and Buyer each hereby knowingly and unconditionally, with advice of counsel, waive any and all right to demand a jury trial in any action for the interpretation or enforcement of this Agreement.

12.22 PPLP Guaranty.

(a) Guaranty.  To induce Buyer to enter into this Agreement, PPLP, intending to be legally bound, hereby guarantees to Buyer the full and punctual payment and performance of all of Seller’s obligations following Closing subject to the provisions of Sections 9.5 and 9.6, including, without limitation, under Sections 3.3(a), 3.4, 7.2(c), 7.2(t), 7.2(u), 8.1(b) 8.1(c) 8.1(h), 8.1(l), 8.1(i), 8.1(j), 9.4, 12.1, 12.10, 12.20, and Article 13 and under any of the documents delivered at Closing and any and all reasonable out-of-pocket costs, fees and expenses (including reasonable attorneys’ fees) incurred by Buyer in connection with the enforcement of any of Seller’s rights under this Section 12.22, but not otherwise.  Each of the obligations set forth in this Section 12.22 is an unconditional guaranty of payment, not collection, and is in no way conditioned upon any requirement that Buyer first attempt to collect any amounts from Seller or resort to any security or other means of collecting payment.  A separate proceeding or proceedings may be brought and prosecuted against PPLP to enforce the obligations set forth in this Section 12.22, irrespective of whether any action is brought against Seller or any other person or whether Seller or any other person are joined in any such proceeding or proceedings.  All payments pursuant to this Section 12.22 shall be made in lawful money of the United States, in immediately available funds.  PPLP acknowledges that it will receive substantial direct and indirect benefits from the Transaction and that the waivers set forth in this Section 12.22 are knowingly made in contemplation of such benefits.

(b) PPLP Representations and Warranties. PPLP hereby represents and warrants as follows: (i) PPLP is a limited partnership, duly formed, organized, existing and in good standing under the laws of the State of Delaware; (ii) PPLP has all requisite power and authority necessary to execute and deliver this Agreement and to perform its obligations hereunder; (iii) PPLP has duly authorized the execution, delivery and performance of this Agreement for the limited purposes of this Section 12.22 only and not otherwise and the execution, delivery and performance of this Agreement has been duly and validly authorized by all requisite limited partnership action on the part of PPLP, and no other proceedings, consents or authorizations on its part are necessary to authorize the execution, delivery or performance of this Agreement on the part of PPLP; and (iv) this Agreement has been duly and validly executed and delivered by PPLP and, assuming due authorization, execution and delivery of this Agreement by Buyer, constitutes a legal, valid and binding obligation of PPLP, is enforceable against PPLP in accordance with its terms, except as enforceability might be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally or limitations on the availability of equitable remedies.

ARTICLE 13
LIKE-KIND EXCHANGE

13.1 Like-Kind Exchange.  Any of the parties hereto may desire, and each other party is willing to cooperate (subject to the limitations set forth below), to effectuate the sale or purchase of the Project by means of a like kind exchange under Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.  Each party expressly reserves the right to assign its rights, but not its obligations, hereunder to a qualified intermediary on or before the date of Closing.  Upon written notice from any party (a "Requesting Party") to the other, the party to whom such notice is given (the "Other Party") agrees to cooperate with the Requesting Party to effect a like-kind exchange with respect to the Project, provided that such cooperation shall be subject to the following conditions: (a) such exchange shall not delay the Closing and shall occur either simultaneously with the Closing or the purchase money proceeds payable to Seller shall upon Seller's prior written direction to Buyer, be paid to a third party escrow agent or intermediary such that Buyer shall not be required to participate in any subsequent closing, (b) the Other Party shall not be obligated to  incur any liability, obligation or expenses in excess of the liability, obligation or expenses which would have been incurred if there had been no exchange, and (c) Buyer shall not be obligated to acquire or accept title to any property other than the Project, and Seller shall not be obligated to acquire or accept title to any property.  The Other Party makes no representation or warranty that the conveyance of any property made pursuant to this Section 13.1 shall qualify for a like-kind exchange.  Once Buyer has paid the purchase money proceeds as directed by Seller (if Seller is the Requesting Party), or Seller has conveyed the Project as directed by Buyer (if Buyer is the Requesting Party), the Other Party shall have no further obligation hereunder with respect to such like-kind exchange.  The Requesting Party hereby agrees to indemnify and hold the Other Party harmless from and against any costs, liabilities and expenses (including reasonable attorneys’ fees) incurred or suffered by the Other Party in connection with a like-kind exchange, which indemnity shall survive the Closing until the expiration of any applicable statute of limitations.

[Signatures follow on next page(s)]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the Effective Date.

                 SELLER:

Executed by Seller, this
____ day of May, 2011                                                                   Parkway 233 North Michigan, a Delaware limited liability company
                                        By: Parkway 233 North Michigan Manager, Inc., a Delaware corporation, its manager

                By: _______________________________
                Name: James M. Ingram
               Title: CIO and Executive Vice President

             By: _______________________________
              Name: ____________________________
              Title: _____________________________

Note: To validly and effectively execute this Agreement, Seller must initial the spaces provided at the end of Sections 9.6 and 10.2.

BUYER:

Executed by Buyer, this  ______ day of May,  2011                HUB PROPERTIES TRUST, a Maryland real estate investment trust

                By: _______________________________
                Name: ____________________________
                Title: _____________________________

Note: To validly and effectively execute this Agreement, Buyer must initial the spaces provided at the end of Sections 7.1, 9.6 and 10.2.

Solely for purposes of Section 12.22:

Executed by PPLP this  ____ day of May, 2011                     Parkway Properties LP, a Delaware limited partnership

                  By: Parkway Properties General Partners, Inc., a Delaware corporation, its sole general partner

              By:__________________________
              Name:_______________________
              Title:________________________

              By:__________________________
                      Name:_______________________
                                 Title:________________________

ACKNOWLEDGMENT BY BROKER

The undersigned broker hereby acknowledges and agrees to the provisions of Section 12.1 of this Agreement regarding commissions.

           Eastdil Secured

           By: _______________________________
           Name: ___________________________
           Title: ____________________________

ACKNOWLEDGMENT BY TITLE COMPANY

Title Company hereby agrees to perform its obligations under this Agreement and acknowledges receipt of (a) the Escrow Deposit from Buyer in the amount of Seventeen Million and no/100 Dollars ($17,000,000) on the ____ day of May, 2011 and (b) a fully executed counterpart of this Agreement on the ____ day of May, 2011.

                                   Fidelity National Title Insurance Company

             By: _______________________________
                             Name: ___________________________
             Title: ____________________________